                                                                    EXHIBIT 4.3









                                CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 1, 1999

                                     AMONG

                        CLEAR COMMUNICATIONS GROUP, INC.
                                  AS BORROWER

                             CLEAR HOLDINGS, INC.,
                               TWR TELECOM, INC.,
                              TWR LIGHTING, INC.,
                             ROOKER TOWER COMPANY,
                        CLEAR PROGRAM MANAGEMENT, INC.,
                           SPECIALTY DRILLING, INC.,
                    CELLULAR TECHNOLOGY INTERNATIONAL, INC.,
                   COMMUNICATIONS DEVELOPMENT SYSTEMS, INC.,
                            CLEAR TOWER CORPORATION
                                      AND
                                  ISDC, INC.,
                            AS AFFILIATE GUARANTORS

                 ---------------------------------------------

                         THE LENDERS FROM TIME TO TIME
                                  PARTY HERETO

                 ---------------------------------------------

                                      AND

                              WACHOVIA BANK, N.A.
                            AS AGENT AND AS A LENDER

                               TABLE OF CONTENTS

                                                                                                                PAGE


SECTION 1         AMOUNTS AND TERMS OF LOANS......................................................................2
         1.1      Loans...........................................................................................2
         1.2      Interest and Related Fees.......................................................................8
         1.3      Payments and Prepayments.......................................................................12
         1.4      Term of the Agreement..........................................................................14
         1.5      Loan Accounts..................................................................................14
         1.6      Capital Adequacy and Other Adjustments.........................................................14
         1.7      Taxes..........................................................................................15
         1.8      Optional Prepayment/Replacement of Lender in Respect of
                  Increased Costs................................................................................16
         1.9      Voluntary Termination or Reduction of Certain Commitments......................................17
         1.10     Affiliate Guaranty.............................................................................17
SECTION 2         AFFIRMATIVE COVENANTS..........................................................................20
         2.1      Compliance With Laws...........................................................................20
         2.2      Maintenance of Properties; Insurance...........................................................21
         2.3      Inspections....................................................................................21
         2.4      Corporate or Company Existence, Etc............................................................22
         2.5      Further Assurances.............................................................................22
         2.6      Year 2000 Compatibility........................................................................22
         2.7      Pledge of Stock................................................................................22
         2.8      Conforming Leasehold Interests; Matters Relating to Additional
                  Real Property Collateral.......................................................................22
         2.9      Interest Rate Protection.......................................................................25
         2.10     Life Insurance.................................................................................25
         2.11     Motor Vehicles.................................................................................25
SECTION 3         NEGATIVE COVENANTS.............................................................................25
         3.1      Indebtedness...................................................................................26
         3.2      Liens and Related Matters......................................................................26
         3.3      Investments; Joint Ventures....................................................................28
         3.4      Contingent Obligations.........................................................................29
         3.5      Restricted Junior Payments.....................................................................31
         3.6      Restriction on Fundamental Changes.............................................................31
         3.7      Disposal of Assets or Subsidiary Stock.........................................................32
         3.8      Transactions with Affiliates...................................................................32
         3.9      Management Fees and Compensation...............................................................33
         3.10     Conduct of Business............................................................................33
         3.11     Changes Relating to Subordinated Indebtedness..................................................33
         3.12     Fiscal Year....................................................................................33
         3.13     Subsidiaries...................................................................................33
SECTION 4         FINANCIAL REPORTING/COVENANTS..................................................................34
         4.1      Financial Statements and Other Reports.........................................................34


         4.2      Financial Covenants............................................................................36
         4.3      Accounting Terms; Utilization of GAAP for Purposes of
                  Calculations Under Agreement...................................................................38
SECTION 5         REPRESENTATIONS AND WARRANTIES.................................................................38
         5.1      Disclosure.....................................................................................38
         5.2      No Material Adverse Effect.....................................................................38
         5.3      No Default.....................................................................................39
         5.4      Organization, Powers, Capitalization and Good Standing.........................................39
         5.5      Financial Statements...........................................................................40
         5.6      Intellectual Property..........................................................................40
         5.7      Investigations, Audits, Etc....................................................................40
         5.8      Employee Matters...............................................................................40
         5.9      Financial Condition and Solvency...............................................................41
         5.10     Subsidiaries...................................................................................41
         5.11     Capitalization/Acquisition Transactions........................................................41
         5.12     Compliance with Laws and Agreements............................................................41
         5.13     Litigation and Environmental Matters...........................................................42
SECTION 6         DEFAULT, RIGHTS AND REMEDIES...................................................................42
         6.1      Event of Default...............................................................................42
         6.2      Suspension of Commitments......................................................................46
         6.3      Acceleration...................................................................................46
         6.4      Performance by Agent...........................................................................46
SECTION 7         CONDITIONS TO LOANS............................................................................46
         7.1      Conditions to Initial Loans....................................................................47
         7.2      Conditions to All Loans........................................................................51
SECTION 8         ASSIGNMENT AND PARTICIPATION...................................................................52
         8.1      Assignments and Participations in Loans and Notes..............................................52
         8.2      Agent..........................................................................................53
         8.3      Amendments, Consents and Waivers for Certain Actions...........................................57
         8.4      Set Off and Sharing of Payments................................................................57
         8.5      Disbursement of Funds..........................................................................57
         8.6      Disbursements of Advances; Payment.............................................................58
         8.7      Documentation Agent and Syndication Agent......................................................60
SECTION 9         MISCELLANEOUS..................................................................................60
         9.1      Indemnities....................................................................................60
         9.2      Amendments and Waivers.........................................................................61
         9.3      Notices........................................................................................61
         9.4      Failure or Indulgence Not Waiver; Remedies Cumulative..........................................62
         9.5      Marshalling; Payments Set Aside................................................................63
         9.6      Severability...................................................................................63
         9.7      Lenders' Obligations Several; Independent Nature of Lenders' Rights............................63
         9.8      Headings.......................................................................................63
         9.9      Applicable Law.................................................................................63
         9.10     Successors and Assigns.........................................................................63
         9.11     No Fiduciary Relationship......................................................................63


         9.12     Construction...................................................................................63
         9.13     Confidentiality................................................................................64
         9.14     Consent to Jurisdiction and Service of Process.................................................64
         9.15     Waiver of Jury Trial...........................................................................64
         9.16     Survival of Warranties and Certain Agreements..................................................65
         9.17     Entire Agreement...............................................................................65
         9.18     Counterparts; Effectiveness....................................................................65
         9.19     Press Release; Public Offering Materials.......................................................65
         9.20     Expenses and Attorneys Fees....................................................................66
SECTION 10        DEFINITIONS....................................................................................66
         10.1     Certain Defined Terms..........................................................................66
         10.2     Other Definitional Provisions..................................................................87

                                CREDIT AGREEMENT


         PREAMBLE. This CREDIT AGREEMENT, dated as of November 1, 1999 (the "Closing Date"), is made and entered into by and among CLEAR COMMUNICATIONS GROUP, INC., a Georgia corporation ("Borrower"); CLEAR HOLDINGS, INC., a Georgia corporation and sole shareholder of Borrower ("Parent"); TWR TELECOM, INC., a Texas corporation and wholly-owned Subsidiary of Borrower ("TWR"); TWR LIGHTING, INC., a Texas corporation and wholly-owned Subsidiary of TWR ("TLI"); ROOKER TOWER COMPANY, a Tennessee corporation and wholly-owned Subsidiary of TWR ("RTC"); CLEAR PROGRAM MANAGEMENT, INC., a Georgia corporation and wholly-owned Subsidiary of Borrower ("CPM"); SPECIALTY DRILLING, INC., a Texas corporation and wholly-owned Subsidiary of Borrower ("SDI"); CELLULAR TECHNOLOGY INTERNATIONAL, INC., a Missouri corporation and wholly-owned Subsidiary of Borrower ("CTI"); COMMUNICATIONS DEVELOPMENT SYSTEMS, INC., a New Jersey corporation and wholly-owned Subsidiary of Borrower ("CDS"); CLEAR TOWER CORPORATION, a Georgia corporation and wholly-owned Subsidiary of Borrower ("Tower"); and ISDC, INC., a Georgia corporation and wholly-owned Subsidiary of Borrower ("ISD"; Parent, TWR, TLI, RTC, CPM, SDI, CTI, CDS, Tower and ISD, together with each other Subsidiary or other Affiliate of Borrower which, pursuant to the operation and effect of Section 3.13 below, hereafter becomes a guarantor of the Obligations, hereinafter called, collectively, the "Affiliate Guarantors" and, individually, an "Affiliate Guarantor"); each Lender (as hereinafter defined) from time to time party to this Agreement; and WACHOVIA BANK, N.A., a national banking association (in its individual capacity, "Wachovia"), as a Lender (as hereinafter defined), and as agent for each Lender from time to time party to this Agreement (Wachovia, acting in such capacity, hereinafter sometimes called "Agent"). Capitalized terms used in this Agreement, and not otherwise expressly defined herein, shall have the meanings given to such terms in Section 10.


                                R E C I T A L S:

         WHEREAS, Borrower has applied to Lenders for certain financial accommodations in order to facilitate the Current Acquisitions (as hereinafter defined), supplement working capital and for certain related purposes, all as more particularly described below; and

         WHEREAS, Lenders have agreed to extend such financial accommodations to Borrower for such purposes in the manner and subject to the terms and conditions set forth below; and

         WHEREAS, Affiliate Guarantors will obtain direct and material economic benefits from such financial accommodations being made available to Borrower pursuant hereto, and have agreed to join with Borrower in executing this Agreement in order to provide their credit support in respect thereof;

                                CREDIT AGREEMENT


                  PREAMBLE. This CREDIT AGREEMENT, dated as of November 1, 1999 (the "Closing Date"), is made and entered into by and among CLEAR COMMUNICATIONS GROUP, INC., a Georgia corporation ("Borrower"); CLEAR HOLDINGS, INC., a Georgia corporation and sole shareholder of Borrower ("Parent"); TWR TELECOM, INC., a Texas corporation and wholly-owned Subsidiary of Borrower ("TWR"); TWR LIGHTING, INC., a Texas corporation and wholly-owned Subsidiary of TWR ("TLI"); ROOKER TOWER COMPANY, a Tennessee corporation and wholly-owned Subsidiary of TWR ("RTC"); CLEAR PROGRAM MANAGEMENT, INC., a Georgia corporation and wholly-owned Subsidiary of Borrower ("CPM"); SPECIALTY DRILLING, INC., a Texas corporation and wholly-owned Subsidiary of Borrower ("SDI"); CELLULAR TECHNOLOGY INTERNATIONAL, INC., a Missouri corporation and wholly-owned Subsidiary of Borrower ("CTI"); COMMUNICATIONS DEVELOPMENT SYSTEMS, INC., a New Jersey corporation and wholly-owned Subsidiary of Borrower ("CDS"); CLEAR TOWER CORPORATION, a Georgia corporation and wholly-owned Subsidiary of Borrower ("Tower"); and ISDC, INC., a Georgia corporation and wholly-owned Subsidiary of Borrower ("ISD"; Parent, TWR, TLI, RTC, CPM, SDI, CTI, CDS, Tower and ISD, together with each other Subsidiary or other Affiliate of Borrower which, pursuant to the operation and effect of Section 3.13 below, hereafter becomes a guarantor of the Obligations, hereinafter called, collectively, the "Affiliate Guarantors" and, individually, an "Affiliate Guarantor"); each Lender (as hereinafter defined) from time to time party to this Agreement; and WACHOVIA BANK, N.A., a national banking association (in its individual capacity, "Wachovia"), as a Lender (as hereinafter defined), and as agent for each Lender from time to time party to this Agreement (Wachovia, acting in such capacity, hereinafter sometimes called "Agent"). Capitalized terms used in this Agreement, and not otherwise expressly defined herein, shall have the meanings given to such terms in Section 10.


                                R E C I T A L S:

                  WHEREAS, Borrower has applied to Lenders for certain financial accommodations in order to facilitate the Current Acquisitions (as hereinafter defined), supplement working capital and for certain related purposes, all as more particularly described below; and

                  WHEREAS, Lenders have agreed to extend such financial accommodations to Borrower for such purposes in the manner and subject to the terms and conditions set forth below; and

                  WHEREAS, Affiliate Guarantors will obtain direct and material economic benefits from such financial accommodations being made available to Borrower pursuant hereto, and have agreed to join with Borrower in executing this Agreement in order to provide their credit support in respect thereof;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Borrower, Affiliate Guarantors, Lenders and Agent, each intending to be legally bound, hereby acknowledge, covenant and agree as follows:


                                   SECTION 1
                           AMOUNTS AND TERMS OF LOANS

                  1.1 Loans. Subject to the terms and conditions of this Agreement, including, particularly, satisfaction of all those conditions precedent set forth in Sections 7.1 and 7.2, and in reliance upon the representations and warranties of each Loan Party contained herein and in each Loan Document:

                  (A) Term Loan. Each Lender agrees, severally and not jointly, to lend to Borrower on the Closing Date, its Pro Rata Share of a term loan (the "Term Loan") in the aggregate principal amount of Ten Million Five Hundred Thousand Dollars ($10,500,000), in a maximum amount for each Lender of its "Term Loan Commitment" as specified opposite its name on its signature page to this Agreement (as each of the same may be reduced or added to pursuant hereto or to a Lender Addition Agreement, herein called, individually, as to each Lender, its "Term Loan Commitment" and, collectively, as to all Lenders, their "Term Loan Commitments"). The Term Loan shall be disbursed in a lump sum on the Closing Date. Amounts borrowed under this subsection 1.1(A) and repaid may not be reborrowed. The proceeds of the Term Loan shall be used, in part, together with Borrower's own funds and funds received from the Junior Capital Infusion, to finance the payment of the Current Acquisitions Closing Costs and to refinance outstanding Indebtedness under the Existing Credit Agreement. Borrower shall repay the Term Loan through periodic payments of principal on the dates and in the amounts indicated below:

                  Installment Nos.                         Installment Amounts
                  ----------------                         -------------------
                  1 through and including 12                    $ 83,400.00
                  13 through and including 24                   $166,667.00
                  25 through and including 36                   $208,333.00
                  37 through and including 48                   $208,333.00
                  49 through and including 56                   $208,333.00
                  57                                            Balance Due

with the first such installment (Installment No. 1 above) being due and payable on February 1, 2000, and each subsequent installment being due and payable on the first day of each succeeding calendar month, except that the final such installment (Installment No. 57 above) shall be due and payable (if not sooner paid) on the Expiry Date, and shall be in any event in that amount, whether more or less, necessary to pay in full the then entire principal balance of the Term Loan (the "Balance Due"). The Term Loan shall also be subject to mandatory prepayment, and may be voluntarily prepaid, subject to and in accordance with the terms of Sections 1.3(B) and 6.3.

                  (B) Revolving Loans. Each Lender agrees, severally and not jointly, to lend to Borrower during the period from the Closing Date to (but excluding) the Expiry Date its Pro Rata Share of any Loans requested by Borrower to be made by Lenders under this Section 1.1(B) during such period, up to an aggregate maximum amount for each Lender of its "Revolving Loan Commitment" as specified opposite its name on its signature page, and up to an aggregate maximum amount for all Lenders of Eleven Million Five Hundred Thousand Dollars ($11,500,000) (as each of the same may be reduced or added to pursuant hereto or to a Lender Addition Agreement, herein called, individually, as to each Lender, its "Revolving Loan Commitment," and, collectively, as to all Lenders, their "Revolving Loan Commitments") and, subject to the terms and conditions of Section 1.1(C), to permit Borrower to obtain Letters of Credit from time to time; provided, however, that the maximum amount of Loans which may be outstanding hereunder at any one time, when aggregated with all then outstanding L/C Exposure, shall not exceed the lesser of: (i) the aggregate Revolving Loan Commitments or (ii) the Maximum Lending Multiple, as defined below in this Section 1.1(B) (the lesser amount so determined hereinafter sometimes referred to as the "Maximum Revolving Loan Balance"). Loans outstanding from time to time made pursuant to the Revolving Loan Commitments are sometimes called herein "Revolving Loans". Revolving Loans may be borrowed, repaid and reborrowed, but, subject to earlier payment in accordance with the provisions of the last paragraph of this Section 1.1(B) and Section 6.3, shall be repaid in full on the Expiry Date, on which date the Revolving Loan Commitments shall cease to be effective and no Revolving Loans may be obtained. The proceeds of the initial Revolving Loans, to be made on the Closing Date, shall be used, in part, together with Borrower's own funds and funds received from the Junior Capital Infusion, to finance payment of the Current Acquisitions Closing Costs and to refinance outstanding Indebtedness under the Existing Credit Agreement. The proceeds of subsequent Revolving Loans shall be used to supplement Borrower's or its Subsidiaries' working capital, to finance their making of Capital Expenditures and for other general corporate purposes of Borrower and its Subsidiaries consistent with the terms and conditions of this Agreement; provided, however, that, unless otherwise may be approved in writing by Agent and all Lenders, in their sole discretion, from time to time, no proceeds of any Revolving Loan shall be used to finance, in whole or in part, an Approved Acquisition. Written or telephonic notice must be provided to Agent by Borrower by 11:00 a.m. (Atlanta time), on the Business Day that such Revolving Loan is requested to be made, in the case of any Revolving Loan requested to be made as a Base Rate Loan, and by 11:00 a.m. (Atlanta time) on the third Business Day prior to the Business Day, in the case of any Revolving Loan requested to be made as a LIBOR Loan. All Revolving Loans requested telephonically by Borrower must be confirmed in writing by Borrower to Agent within one (1) Business Day. Each such written notice (or written confirmation of telephonic notice) shall be made in substantially the form of the "Notice of Borrowing" annexed hereto as EXHIBIT A. As used in this Section 1.1(B), the "Maximum Lending Multiple" shall mean Eleven Million Three Hundred Fifty-Six Thousand Nine Hundred Sixty-Six and No/100 Dollars ($11,356,966) initially, i.e., from the Closing Date through November 30, 1999, and shall be adjusted on a monthly basis thereafter by Agent, effective as of the first day of each calendar month, beginning on December 1, 1999, based on the product of (i) EBITDA, determined for the Test Period ending as of the last day of Borrower's most recently completed fiscal month for which financial statements have been delivered to Agent in accordance with Section 4.1(A); e.g., as of December 1, 1999, EBITDA will be determined based on Borrower's financial statements for the fiscal month ended October 31, 1999 (but, during the Annualization Period, EBITDA shall be Annualized); multiplied by
(ii) two and five-tenths (2.5).

                  Borrower acknowledges that Lenders do not presently intend to make, or permit to remain outstanding, Revolving Loans in an aggregate amount in excess of the Maximum Revolving Loan Balance (such Revolving Loans in excess of the Maximum Revolving Loan Balance being referred to as "Excess Revolving Loans"); and if any such Excess Revolving Loans continue to exist for three (3) Business Days or more after demand for repayment, the same shall constitute an Event of Default. Notwithstanding the foregoing, however, if at any time subsequent to the Closing Date, Borrower requests that Lenders make, or permit to remain outstanding Excess Revolving Loans, the Requisite Lenders may, in their sole discretion, elect to cause all Lenders to make, or permit to remain outstanding, such Excess Revolving Loans, provided, however, that the Requisite Lenders shall not cause all Lenders to make, or permit to remain outstanding, either (i) Revolving Loans (including Excess Revolving Loans) which are in the aggregate in excess of the Revolving Loan Commitments or (ii) Excess Revolving Loans in excess of ten percent (10%) of the Maximum Revolving Loan Balance at such time (without giving effect to the making of any such Excess Revolving
Loan), or (iii) Excess Revolving Loans which remain outstanding for more than twenty one (21) consecutive days in any event. If Excess Revolving Loans are made, or permitted to remain outstanding, pursuant to the preceding sentence, then (a) the Maximum Revolving Loan Balance shall be deemed increased by the amount of such Excess Revolving Loans, but only for so long as the Requisite Lenders allow such Excess Revolving Loans to be outstanding and (b) all Lenders that have committed to make Revolving Loans shall be bound to make, or permit to remain outstanding, such Excess Revolving Loans based upon their Pro Rata Shares thereof in accordance with the terms of this Agreement.

                  (C) Letters of Credit.

                  (1) Subject to the terms and conditions set forth herein, in addition to Revolving Loans, Borrower may request the issuance of Letters of Credit for its own account by the Issuing Lender, in a form reasonably acceptable to the Issuing Lender, at any time and from time to time during the term of the Revolving Loan Commitments. Letters of Credit issued hereunder shall constitute utilization of the Revolving Loan Commitments. In the event of any inconsistency between the terms and conditions hereof and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions hereof shall govern and control.

                  (2) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall deliver to the Issuing Lender and the Agent (if not the Issuing Lender), at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (3) of this Section), the amount of such Letter of Credit, whether the Letter of Credit is a "standby" or "commercial" Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, Borrower also shall submit a letter of credit application on the Issuing Lender's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension
(i) the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (4) of this Section) shall not exceed the LC Commitment.

                  (3) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) provided that any such Letter of Credit may provide for automatic extensions thereof to a date not later than one (1) year beyond its current expiration date, and (ii) the date that is five (5) Business Days prior to the Expiry Date. No Letter of Credit may be extended beyond the date that is five (5) Business Days prior to the Expiry Date, however.

                  (4) Upon its issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) in accordance with terms hereof, without any further action on its part, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from the Issuing Lender, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Lender, such Lender's applicable Pro Rata Share of each LC Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in paragraph (5) of this Section, or of any reimbursement payment in respect of any Letter of Credit required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional, provided that the Issuing Lender has complied with the terms hereof in connection therewith, and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or any subsequent reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (5) If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Agent for the account of the Issuing Lender an amount equal to such LC Disbursement not later than 1:00 p.m. (Atlanta time), on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 1:00 p.m. (Atlanta time), or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with a Revolving Loan in an equivalent amount and, to the extent so financed,

Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If Borrower fails to make such payment when due, Agent shall notify each Lender of the applicable LC Disbursement and the payment then due from the Borrower in respect thereof, and such Lender shall pay to the Agent its Pro Rata Share of the payment then due from Borrower, in the same manner as provided herein with respect to Revolving Loans made by such Lender, and Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made directly by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and, in any event, shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

                  (6) (i) Borrower's obligation to reimburse LC Disbursements as provided in paragraph (5) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof under any and all circumstances whatsoever, irrespective of (A) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of Borrower's obligations hereunder.

                  (7) Neither the Agent, the Lenders nor the Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. Subject in all respects to the foregoing, the parties hereto expressly agree that:

                  (a) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

                  (b) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

                  (c) this paragraph (7) shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

                  (8) The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. The Issuing Lender shall promptly notify Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

                  (9) If the Issuing Lender shall make any LC Disbursement in respect of any Letter of Credit, then, unless, Borrower shall reimburse the Issuing Lender for such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (5) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

                  (10) If either (i) a Default or Event of Default shall occur and be continuing and the Borrower receives notice from the Agent or the Requisite Lenders demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall immediately deposit with the Issuing Lender an amount in cash equal to the LC Exposure on such date; provided that the obligation to deposit cash collateral in an amount equal to the LC Exposure shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clauses (F) or (G) of Section 6.1. Such deposit shall be held by the Agent as Collateral in the first instance for the LC Exposure hereunder and thereafter for the payment of any other Obligations of the Loan Parties hereunder.

                  (D) Acquisition Loans.

                  Each Lender further agrees, severally and not jointly, to lend to Borrower during the period from the Closing Date to (but excluding) the Acquisition Loan Expiry Date, its Pro Rata Share of each Acquisition Loan made by Lenders under this subsection 1.1(D) during such period, up to an aggregate maximum amount for each Lender of its "Acquisition Loan

Commitment," as specified opposite its name on its signature page to this Agreement, and in an aggregate maximum amount for all Lenders of Three Million Dollars ($3,000,000) (as each of the same may be reduced, or added to pursuant hereto or to a Lender Addition Agreement, herein called, individually, as to each Lender, its "Acquisition Loan Commitment" and, collectively, as to all Lenders, their "Acquisition Loan Commitments"). Each Loan made pursuant to the Acquisition Loan Commitments is sometimes called herein an "Acquisition Loan." Effective on the Acquisition Loan Expiry Date, the Acquisition Loan Commitments shall cease to be effective and no Acquisition Loans may be obtained. The Acquisition Loans outstanding on the Acquisition Loan Expiry Date (the "Acquisition Loan Balance") shall be repaid over a term of three (3) years, beginning on November 1, 2001, and concluding on the Expiry Date, in monthly installments, with payments commencing on November 1, 2001, and continuing on the first day of each succeeding calendar month, with each installment (except the final installment) to be equal in amount to one thirty-sixth (1/36th) of the Acquisition Loan Balance, and with the final installment to be equal to the then unpaid principal amount of the Acquisition Loan Balance. The Acquisition Loans shall also be subject to mandatory prepayment, and may be voluntarily prepaid, subject to and in accordance with the terms of Sections 1.3(B) and
6.3. The entire proceeds of each Acquisition Loan shall be used to finance an Approved Acquisition (as hereinafter defined), including all expenses associated therewith, but for no other purpose.

                  Borrower shall request each Acquisition Loan not later than thirty (30) days prior to the intended disbursement date thereof, by giving written notice to Agent to such effect, specifying the intended amount thereof, desired interest rate option and intended disbursement date thereof (which shall be a Business Day), provided that the foregoing is not intended, and shall not be construed, to reduce any obligations of Borrower, contained in the definition of "Approved Acquisition," as hereinafter set forth in Section 10.1, to give notices and provide data to enable any intended Acquisition to become an Approved Acquisition hereunder.

                  (E) Notes. Borrower shall execute and deliver to each Lender
(i) on the Closing Date, a Note to evidence such Lender's Pro Rata Share of the Term Loan, such Note to be in the principal amount of such Lender's Term Loan Commitment, (ii) on the Closing Date, a Note to evidence such Lender's Pro Rata Share of the Revolving Loans, such Note to be in the principal amount of such Lender's Revolving Loan Commitment, and (iii) on the Closing Date, a Note to evidence such Lender's Pro Rate Share of the Acquisition Loans, such Note to be in the principal amount of such Lender's Pro Rata Share of the Acquisition Loan Commitment. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender, if any, and the Person to which interests are to be assigned.

                  1.2 Interest and Related Fees.

                  (A) Loans shall bear interest at the rates set forth in either paragraphs (1) or (2) below:

                  (1) Unless Borrower elects otherwise in respect of any Loans pursuant to paragraph (2) below, all Loans shall bear interest at the sum of the Base Rate plus the Applicable Margin. As used herein, (i) "Base Rate" means a variable rate of interest equal to the greater of the Prime Rate or (B) the sum of the Federal Funds Effective Rate plus one-half of one percent (1/2%) per annum; and (ii) "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate plus the Applicable Margin. Each such determination by Agent of the Base Rate, in the absence of manifest error, shall be binding and conclusive on all parties hereto.

                  (2) Provided no Default or Event of Default then exists, Borrower may, on or after the third (3rd) Business Day after the Closing Date, request that Loans be made as LIBOR Loans and that outstanding portions of any Loans be converted to LIBOR Loans. Any such request, which must be made (if at all) in writing in the applicable Notice of Borrowing, shall pertain to Loans in an aggregate minimum amount of Two Million Dollars ($2,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof. Once given, a LIBOR Loan request shall be irrevocable and Borrower shall be bound thereby. "LIBOR" means, for each Interest Period, a rate per annum equal to:
(a) the rate of interest determined by Agent at which deposits in U.S. dollars approximately equal in principal amount to or comparable to the amount of a given LIBOR Loan for a term equal or comparable to the relevant Interest Period as reported on Telerate Page 3750 at approximately 11:00 a.m. (London time) on that Business Day which is two (2) Business Days prior to the first day of such Interest Period; provided, however, that (i) if two or more such offered rates appear on such page in respect of the foregoing, the arithmetic mean of such rates shall be used, and (ii) if Telerate ceases to provide LIBOR quotations, such rate shall be the rate of interest at which comparable deposits in U.S. dollars are offered as of the determination date by The Chase Manhattan Bank (or any successor entity) to prime banks in the London interbank market; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%); and "LIBOR Loans" means Loans bearing interest at rates determined by reference to LIBOR plus the Applicable Margin. Each such determination of LIBOR by Agent, in the absence of manifest error, shall be binding and conclusive on all parties hereto.

Each LIBOR Loan may be obtained for periods of one (1) month, two (2) months, three (3) or six (6) months (each being an "Interest Period"), at the Borrower's option. With respect to LIBOR Loans: (a) the Interest Period will commence on the date that the LIBOR Loan is made or the date on which a Base Rate Loan is converted into a LIBOR Loan, as applicable, or in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires, (b) if the Interest Period expires on a day that is not a Business Day, then it will expire on the next Business Day (or, if such next Business Day is in the next calendar month, on the preceding Business Day), and (c) no Interest Period shall extend beyond the Expiry Date in any event. Upon the expiration of an Interest Period, in the absence of a new LIBOR Loan request submitted to Agent not less than three (3)

Business Days prior to the end of such Interest Period, any LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan. There may be no more than six (6) LIBOR Loans outstanding at any one time. Loans which are not made the subject of a LIBOR Loan request shall be made (or continued) as Base Rate Loans.

If the introduction of, or any change in the interpretation of, any law, rule, or regulation, in each case, occurring after the Closing Date, would increase the cost to any Lender of making or maintaining a LIBOR Loan, then Agent, on behalf of all affected Lenders, shall submit a certificate to Borrower demonstrating in reasonable detail the calculation of the increased cost and requiring payment thereof to Agent for the benefit of the affected Lenders within ten (10) days after the date of the certificate. Each Lender shall use reasonable efforts to reduce or eliminate any claim for compensation pursuant to this paragraph, including but not limited to designating a different Lending Office for its making of LIBOR Loans if such designation will avoid the need for, or reduce the amount of, such claim and will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender or result in an increase in the aggregate amount payable by the Borrower.

Any Obligations other than the Loans, including without limitation, any accrued interest, fees or reimbursable expenses, which are not paid when due, shall themselves bear interest at the Base Rate plus the Applicable Margin, until fully paid and satisfied, subject, however, to subsections (G) and (H) below, and except as otherwise may be expressly provided in any Loan Document(s) evidencing or giving rise to such Obligations.

                  (B) Unused Revolving Loan Fees. Unless and until the Revolving Loan Commitments are terminated, Borrower shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Pro Rata Shares thereof), a fee in an amount equal to (i) (a) the total of the Revolving Loan Commitments as in effect on the first day of each calendar quarter (except that the first such calculation shall be based on the total of the Revolving Loan Commitments as in effect on the Closing Date) less
(b) the average daily balance of the Revolving Loans and LC Exposure computed for the calendar quarter (or portion thereof) in question multiplied by (ii) the Applicable Margin (pertaining to "Unused Loan Fees"). Such fee is to be paid quarterly in arrears on the first day of each calendar quarter for the preceding calendar month, or portion thereof, commencing on the first of such days succeeding the Closing Date; i.e., the first such fee shall be due and payable on January 1, 2000, and cover the period from the Closing Date through December 31, 1999.

                  (C) Unused Acquisition Loan Fees. Unless and until the Acquisition Loan Commitments are terminated, Borrower shall pay Agent, for the benefit of all Lenders committed to make Acquisition Loans (based upon their respective Pro Rata Shares thereof), a fee in an amount equal to (i) (a) the total of the Acquisition Loan Commitments as in effect on the first day of each calendar month (except that the first such calculation shall be based on the total of the Acquisition Loan Commitments in effect on the Closing Date), less
(b) the average daily balance of the Acquisition Loans computed for the calendar quarter (or portion thereof) in question multiplied by (ii) either (A) three-fourths of one percent (3/4%) per annum, if the average daily balance of Acquisition Loans in any one calendar quarter, as so computed, is less than fifty percent (50%) of the Aggregate Acquisition Loan Commitments in effect at the beginning of such calendar quarter, or (B) the Applicable Margin (pertaining to "Unused Loan Fees"), if otherwise. Such fee is to be paid quarterly in arrears on the first day of each calendar quarter for the preceding calendar quarter, or portion thereof, commencing on the first of such days succeeding the Closing Date; i.e., the first such fee shall be due and payable on January 1, 2000, and cover the period from the Closing Date through December 31, 1999.

                  (D) Commitment Fee. On the Closing Date, Borrower shall pay to Agent, for the benefit of all Lenders, to be allocated among them, based on their respective Pro Rata Shares of the Commitments as of the Closing Date, a commitment fee of Two Hundred Fifty Thousand Dollars ($250,000), representing one percent (1%) of the aggregate Commitments in effect on the Closing Date.

                  (E) Letter of Credit Fees. Borrower agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:

                  (i) to Agent for the account of each Lender a participation fee with respect to its participation in each "standby" Letter of Credit, which shall be equal to the product of (i) the rate per annum equal to the then Applicable Margin used in determining interest on LIBOR Loans (regardless whether then available), times (ii) such Lender's LC Exposure in respect of such standby Letter of Credit, payable in advance upon issuance of such Letter of Credit;

                  (ii) to Agent for the account of each Lender a participation fee with respect to its participations in "commercial" Letters of Credit, which shall accrue at a rate per annum equal to the then Applicable Margin used in determining interest on LIBOR Loans (regardless whether then available) on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Loan Commitment terminates and the date on which there shall no longer be any such Letters of Credit outstanding hereunder, payable quarterly in arrears, on each January 1, April 1, and October 1 hereafter and at maturity; and

                  (iii) to the Issuing Lender (x) a fronting fee for its own account, in amounts and at times separately agreed between Borrower and the Issuing Lender, and (y) the Issuing Lender's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or the processing of drawings thereunder.

All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).


                  (F) Agent's and Arranger's Fees. Borrower shall also pay to each of the Agent and Arranger, for its own account, such fees as are set forth in the Fee Letter at the time or times specified therein.

                  (G) Computation of Interest and Related Fees; Interest Payment Dates. Interest on all Loans and all other Obligations and any fees set forth in this subsection 1.2 shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. The date of funding of a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged. Interest on all Base Rate Loans shall be payable in arrears on the first day of each calendar month and on the Expiry Date, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable in arrears on the first day of each calendar month, at the end of each Interest Period and on the Expiry Date (whether by acceleration or otherwise). Such first day of each calendar month shall be excluded in calculating the amount of interest payable on such day, and be included in calculating the amount of interest payable on the next succeeding interest payment date.

                  (H) Default Rate of Interest. After the occurrence of any Event of Default and for so long as it continues, all Loans and other Obligations shall bear interest at a rate that is two percent (2%) in excess of the rates otherwise payable under this Agreement. Furthermore, during any period in which any Default or Event of Default has occurred and is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and the LIBOR election provided in Section 1.2(A)(2) will not be available to Borrower so long as such Default or Event of Default is continuing.

                  (I) Excess Interest. Under no circumstances will the rate of interest chargeable in respect of any Obligations be in excess of the maximum amount permitted by law. If any excess interest is charged and paid in error, then the excess amount will be promptly refunded to Borrower.

                  (J) LIBOR Breakage Fee. In the event of any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all affected Lenders, an amount (the "LIBOR Breakage Fee") equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by each such affected Lender in connection with the re-employment of such funds) that any such affected Lender may sustain as a result of the payment of such LIBOR Loan on a day that is not the last day of the Interest Period applicable thereto. Agent, on behalf of all affected Lenders, shall submit a certificate to Borrower demonstrating in reasonable detail the calculation of any LIBOR Breakage Fee and requiring payment thereof to Agent for the benefit of the affected Lenders within ten (10) days after the date of such certificate.

                  1.3 Payments and Prepayments.

                  (A) Payments. All payments by Borrower of the Obligations shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to such account and place as Agent may from time to time designate. Borrower shall receive credit on the day of receipt for funds received by Agent by [2:00 p.m.] (Atlanta time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Unless any payment owing hereunder is prescribed to be due on a date certain, such payment shall be due and payable within ten (10) days after Borrower's receipt of written demand therefor from Agent or Requisite Lenders, as the case may be. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder. Borrower hereby authorizes and directs Lenders to make Revolving Loans, on the basis of their Pro Rata Shares, for the payment of interest, fees and expenses reimbursable to Lenders or Agent, if and to the extent that such Obligations are not paid by Borrower when due, provided that Lenders shall have no obligation to do so.

                  (B) Prepayment of the Term Loan and Acquisition Loan Balance. The principal amount of the Term Loan and, from and after the Acquisition Loan Expiry Date, the Acquisition Loan Balance, shall be subject to mandatory prepayment in amounts equal to (i) (1) one hundred percent (100%) of the net cash proceeds of sales of assets of Borrower or any Affiliate Guarantor (other than the sale of any Inventory in the ordinary course of business) concurrently with the receipt of such proceeds by Borrower or such Affiliate Guarantor, unless Borrower's or such Affiliate Guarantor's intent is to invest such proceeds in productive replacement assets used in its business (in which case, such proceeds shall, instead, be applied to repay any Revolving Loans then outstanding), provided that such proceeds are, in fact, so reinvested within sixty (60) days after such receipt (but this provision shall not be deemed a consent to any such sale not otherwise permitted pursuant hereto); (2) one hundred percent (100%) of the net cash proceeds of any debt or equity securities issued by Borrower or any Affiliate Guarantor after the Closing Date (excepting therefrom the second tranche of the ACS Investment or any such proceeds derived from the issuance of equity securities to management or employees), or of any funds borrowed by Borrower after the Closing Date (other than under this Agreement), concurrently with the receipt of such proceeds by Borrower or such Affiliate Guarantor (but this provision shall not be deemed a consent to the incurrence of any such debt or the issuance of any such securities not otherwise permitted pursuant to hereto); (3) one hundred percent (100%) of any proceeds which Borrower or any Affiliate Guarantor may derive from the termination of any unfunded Pension Plans or any other similar extraordinary events subsequent to the Closing Date; and (4) one hundred percent (100%) of any funds necessary to meet the requirements set forth in
Section 1.9 relative to termination or reduction of certain Commitments pursuant thereto. Each such prepayment shall be applied, first, to the Term Loan, in the manner prescribed below until it is fully paid and, then, to the Acquisition Loan Balance, in the same said manner, until it is fully paid. The principal amount of the Term Loan and the Acquisition Loan Balance may also be voluntarily prepaid, in whole or in part, at Borrower's option, on any Business Day, out of any other internally generated funds then available to Borrower, provided that (i) Borrower provides Agent with at least three (3) Business Days' advance written notice thereof, and (ii) any such voluntary prepayment is in a minimum amount of One Hundred Thousand Dollars ($100,000) and equal integral multiples in excess thereof. All prepayments of less than the entire principal balance of the Term Loan or the Acquisition Loan Balance, whether mandatory or voluntary, under this Section shall be applied to the principal installments thereof then remaining to be paid in the reverse order of their respective maturities; i.e., from last-to-first. Any such prepayment, whether mandatory or voluntary, shall, if applicable, be accompanied by the payment of any LIBOR Breakage Fee then due.

                  1.4 Term of the Agreement. All Commitments shall cease and all Obligations shall become due and payable on the Expiry Date, unless any earlier date is elsewhere expressly prescribed herein or in any Loan Document with respect thereto, in which event such earlier date shall control. Upon such date and following repayment in full of all such Obligations, this Agreement will terminate. Notwithstanding any such termination, however, unless and until all such Obligations have been fully paid and satisfied (excepting therefrom any constituting at the time contingent indemnity obligations arising hereunder), Agent, for the benefit of Agent and Lenders, shall be entitled to retain the security interests in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available under the Loan Documents and applicable laws.

                  1.5 Loan Accounts. Agent will maintain loan account records for (a) all Loans, Letters of Credit, interest charges and payments thereof,
(b) the charging and payment of all fees, costs and expenses and (c) all other debits and credits pursuant to this Agreement and the other Loan Documents. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders (absent manifest error), provided that any failure by Agent so to record shall not limit or affect the Borrower's obligation to pay. Within ten (10) days after the first day of each calendar month, Agent shall provide a statement to Borrower for each loan account setting forth the principal of each account and interest due thereon. Borrower may deliver a written objection within thirty (30) days after receipt of such statement; otherwise, such statement will be conclusive evidence of the Obligations therein stated absent manifest error. Unless a Default or Event of Default has occurred and is continuing, Borrower shall have the right to direct the application of any and all payments made on the Obligations (including any made from funds withdrawn from the Dominion Account). During the continuance of any Default or Event of Default, Borrower irrevocably waives the right to direct the application of any and all such payments and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply payments in any manner it deems appropriate.

                  1.6 Capital Adequacy and Other Adjustments. In the event that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements (other than reserve requirements taken into account in calculating LIBOR) or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive first made after the Closing Date regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within ten (10) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing in reasonable detail the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall be conclusive absent manifest error. Each Lender shall use reasonable efforts to reduce or eliminate any claim for compensation pursuant to this subsection, including but not limited to designating a different Lending Office for the Loans if such designation will avoid the need for, or reduce the amount of, such claim and will not, in the sole discretion of such Lender, be materially disadvantageous to such Lender or result in an increase in the aggregate amount payable by Borrower. The failure or delay of any Lender to demand compensation pursuant hereto shall not constitute a waiver of such Lender's right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant hereto for any increased costs or reductions more than six (6) months prior to the date that such demand for compensation is made (but if an event giving rise to such demand for compensation has retroactive effect, then, the retroactive period shall be tacked to such six (6) months period for purposes hereof).

                  1.7 Taxes.

                  (A) No Deductions. Subject to subsection (C) below, any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, however, taxes imposed on the net income of a Lender or Agent (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, however, such taxes imposed on net income, as hereinabove excepted therefrom herein "Tax Liabilities"). Subject to subsection (C) below, and excluding any withholding required for taxes imposed on the net income of a Lender or Agent, if Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.

                  (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, rule or regulation or in the interpretation or application thereof, (2) any new law, rule or regulation enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality does or shall subject Agent or any Lender to any tax on the recording, registration, notarization or other formalization of the Loans or the Notes and the result of any of the foregoing is to increase the cost to Agent or any such Lender of making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. Before making any such demand, Agent or such Lender shall designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such demand and will not, in the reasonable judgment of Agent or such Lender, be otherwise materially disadvantageous to Agent, the Lender or the Borrower in any respect. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower and Agent shall be rebuttably presumed to be correct. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid hereunder and the method by which such amount or amounts were determined. The failure or delay of any Lender to demand compensation pursuant hereto shall not constitute a waiver of such Lender's right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant hereto for any additional amounts more than six (6) months prior to the date that such demand for compensation is made (but if an event giving rise to such demand for compensation has retroactive effect, then, the retroactive period shall be tacked to such six (6) months period for purposes hereof).

                  (C) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption") or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent. If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding sentence, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease or decrease, as applicable, upon delivery by such Foreign Lender of a valid and correct Certificate of Exemption to Borrower and Agent.

                  1.8 Optional Prepayment/Replacement of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional costs as provided in subsection 1.2(A) or Section 1.6, provided no Default or Event of Default then exists, Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

                  (A) Subject to compliance with Sections 1.9 and 8.1, Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and delegate its obligations under each of its Commitments to such Replacement Lender, provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment; or

                  (B) In lieu of the foregoing, Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate each of such Affected Lender's Commitments, in which case the aggregate Commitments will be reduced by the amount of such Commitments so terminated concurrently with the prepayment referred to in the next sentence. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under its respective Commitments.

                  1.9 Voluntary Termination or Reduction of Certain Commitments. Borrower may voluntarily terminate, or from time to time reduce, the Revolving Loan Commitments or the Acquisition Loan Commitments, or both, at its option, provided, however, that (i) any such termination is accompanied by full prepayment of all Loans then outstanding under the Commitment being terminated, (ii) any such reduction is in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof; and (iii) any such reduction is accompanied by prepayment of Loans outstanding under the Commitment being reduced by that amount necessary so that (i) in the case of Revolving Loans, the Maximum Revolving Loan Balance is not exceeded (after giving effect to such Commitment reduction), and (ii) in the case of Acquisition Loans, total Acquisition Loans then outstanding do not exceed the aggregate of the Acquisition Loan Commitments (after giving effect to such Commitment reduction). Borrower shall notify Agent of any election to terminate or reduce its Commitments at least three (3) Business Days prior to the intended effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Agent shall advise the lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, and any termination or reduction of Commitments shall be permanent. Each reduction of Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments being reduced.

                  1.10 Affiliate Guaranty.

                  (A) The Guarantee. The Affiliate Guarantors hereby jointly and severally guarantee to the Agent and the Lenders the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations (such Obligations herein called, collectively, the "Guaranteed Obligations"), in each case strictly in accordance with the terms hereof. The Affiliate Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Affiliate Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

                  (B) Obligations Unconditional. The obligations of the Affiliate Guarantors hereunder are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement, the Notes or any other Loan Document or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than, subject to clause
(C) below, full payment and satisfaction of all Guaranteed Obligations), it being the intent of this Section that the obligations of the Affiliate Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of the Affiliate Guarantors hereunder which shall remain absolute and unconditional as described above:

                  (i) at any time or from time to time, without notice to any of the Affiliate Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

                  (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein on the part of Borrower to be done shall fail to be done or be omitted;

                  (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other Loan Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

                  (iv) any lien or security interest granted to, or in favor of, the Agent as security for any of the Guaranteed Obligations shall fail to be perfected.

The Affiliate Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes or any other Loan Document, or against any other Person under any other Guaranty of, or security for, any of the Guaranteed Obligations.


                  (C) Reinstatement. The obligations of the Affiliate Guarantors hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Affiliate Guarantors jointly and severally agree that they will indemnify each Agent and Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of legal counsel) incurred by Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                  (D) Deferral of Subrogation. Each Affiliate Guarantor hereby subordinates to Agent and the Lenders all rights of subrogation or contribution against Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions hereof until all Obligations (other than any constituting contingent indemnity obligations) are fully paid and satisfied and all Commitments are terminated.

                  (E) Remedies. The Affiliate Guarantors jointly and severally agree that, as between the Affiliate Guarantors and Agent and Lenders, the Guaranteed Obligations may be declared to be forthwith due and payable as provided herein (and shall be deemed to have become automatically due and payable in the circumstances provided herein) for purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration in accordance with the terms hereof (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Affiliate Guarantors for purposes hereof.

                  (F) Instrument for the Payment of Money. Each Affiliate Guarantor hereby acknowledges that its guaranty herein constitutes an instrument for the payment of money.

                  (G) Continuing Guaranty. The guaranty set forth herein is a continuing guaranty, and shall apply to all Guaranteed Obligations, whenever and howsoever arising.

                  (H) Rights of Contribution. The Affiliate Guarantors hereby agree, as between themselves, that if any Affiliate Guarantor shall become an "Excess Funding Guarantor" (as defined below) by reason of the payment by such Affiliate Guarantor of any Guaranteed Obligations, each other Affiliate Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Affiliate Guarantor's "Pro Rata Share" (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the "Excess Payment" (as defined below) in respect of such Guaranteed Obligations. The payment obligation of an Affiliate Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Affiliate Guarantor under the other provisions of this
Section 1.11 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all such obligations. For purposes hereof, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, an Affiliate Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess

Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations (iii) "Pro Rata Share" means, for any Affiliate Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all assets of such Affiliate Guarantor (excluding any shares of stock of any other Affiliate Guarantor) exceeds the amount of all the debts and liabilities of such Affiliate Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Affiliate Guarantor hereunder and any obligations of any other Affiliate Guarantor that have been guaranteed by such Affiliate Guarantor) to (y) the amount by which the aggregate fair saleable value of all assets of all of the Affiliate Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Affiliate Guarantor hereunder) of the Affiliate Guarantors, determined (A) with respect to any Affiliate Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Affiliate Guarantor, as of the date such Affiliate Guarantor becomes an Affiliate Guarantor hereunder.

                  (I) Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Affiliate Guarantors hereunder, after giving effect to the contribution rights provided herein above, would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by any Affiliate Guarantor, Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.


                                   SECTION 2
                             AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that so long as the Commitments are in effect and until payment in full of all Obligations, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.

                  2.1 Compliance With Laws. Borrower will (a) comply with, and will cause each of the Loan Parties to comply with, the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or the Loan Parties are now doing business or may hereafter be doing business, noncompliance with which would reasonably be expected to have a Material Adverse Effect, and (b) maintain or obtain, and will cause each of the Loan Parties to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower will cause all Loan

Parties to continuously hold all FCC Licenses and Franchises required for the operation of their respective businesses, including all Franchises required by the FCC or any state Governmental Authority in connection with the ownership and operation of their respective businesses, in any such case where the failure to hold any such FCC License or Franchise, would reasonably be expected to have a Materially Adverse Effect. Borrower will also cause all Loan Parties to comply in all material respects with all applicable filing and operating requirements of all of such FCC Licenses and Franchises, and any and all other regulations promulgated by the FCC and state Governmental Authorities, including, as applicable, the "no hazard" clearance determination issued by the FAA, the antenna structure registration certificate issued by the FCC, and any state health permit or public utility license, if required. The foregoing shall not preclude the Borrower or any Loan Party from contesting any taxes or other payments claimed to be owing at any time to any Governmental Authority, if they are being diligently contested in good faith and if appropriate expense provisions have been recorded (if and to the extent required in conformity with GAAP).

                  2.2 Maintenance of Properties; Insurance. Borrower will maintain, and cause the Loan Parties to maintain, in good repair, working order and condition (ordinary wear and tear excepted) all material properties used in the respective businesses of Borrower and the Loan Parties and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower further will maintain and cause the Loan Parties to maintain, with financially sound and reputable insurers, public liability, property damage and business interruption insurance with respect to its business and properties and the business and properties of the Loan Parties against loss or damage of the kinds and in the amounts customarily carried or maintained by companies of established reputation engaged in similar businesses and will deliver evidence thereof to Agent. Borrower further shall cause Agent, pursuant to endorsements and assignments and assignments in form and substance reasonably satisfactory to be named as loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance. Without limiting the generality of the foregoing, Borrower will cause each Loan Party to (x) maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property in amounts approved by Agent, or provide evidence acceptable to Agent that such insurance is not available and (y) maintain or cause to be maintained replacement value casualty insurance on all tangible Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. Each such policy of insurance shall (A) name the Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear and (B) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names Agent for the benefit of the Lenders as the loss payee thereunder for any covered loss and provides for at least thirty (30) days prior written notice to Agent of any modifications or cancellation of such policy.

                  2.3 Inspections. Borrower shall permit any authorized representatives of Agent to (i) visit and inspect any of the properties of Borrower or any of the Loan Parties, including its and their financial and accounting records, and to make copies and take extracts therefrom, (ii) to discuss its and their affairs, finances and business with Borrower's and the Loan Parties' officers or managers and certified public accountants, and (iii) to visit any

Collateral Location and inspect the Collateral, observe its use, maintenance or storage, and confirm Borrower's and the Affiliate Guarantors' compliance with the terms of the Security Documents; in each case, at such reasonable times during normal business hours as may be reasonably requested by Agent.

                  2.4 Corporate or Company Existence, Etc. Except as otherwise may be expressly permitted by Section 3.6, Borrower will, and will cause each of the Loan Parties to, at all times preserve and keep in full force and effect its corporate or company existence and all rights and Franchises material to its business.

                  2.5 Further Assurances. Borrower shall, and shall cause each of the Loan Parties to, from time to time, execute such financing statements, documents and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

                  2.6 Year 2000 Compatibility. Unless Borrower has done so already by the Closing Date, as soon as practicable, but in any event by not later than November 30, 1999, Borrower will (and will cause each Loan Party to) take all action reasonably necessary to ensure that its computer based systems are capable of the following: (i) handling date information involving all and any dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part;
(ii) operating, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any material, adverse change in performance; and (iii) storing and providing date input information without creating any ambiguity as to the century (systems satisfying clauses (i) through (iii) above herein sometimes referred to as being "Y2K Compliant"). Subsequent to November 30, 1999, Borrower shall monitor the Loan Parties' being Year 2000 Compliant, and shall report promptly to Agent in writing in the event of any actual or anticipated failure by any Loan Party to be (or remain) Year 2000 Compliant, specifying in detail the nature of the failure, the equipment or systems involved and Borrower's plan to address and resolve such failure.

                  2.7 Pledge of Stock. On the Closing Date, (i) as to Borrower, Parent shall, and (ii) as to all Subsidiaries (whether direct or indirect) of Borrower existing on the Closing Date, and upon the establishment, creation or acquisition thereof, as to each such Subsidiary established, created or acquired subsequent to the Closing Date in accordance with Section 3.13 below, Borrower shall, or (as the case may be) shall cause each of its Subsidiaries to, pledge to Agent, as security for payment of the Obligations, pursuant to one or more Pledge Agreements, all Equity Interests owned in Borrower by Parent or by Borrower or any such Subsidiary in any such Subsidiaries of Borrower.

                  2.8 Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

                  (A) If any Loan Party acquires any Material Leasehold Property subsequent to the Closing Date each of the Loan Parties shall use its reasonable efforts (without requiring Loan

Party to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pockets costs, including attorneys' fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

                  (B) From and after the Closing Date, in the event that (i) any Loan Party acquires any fee simple interest in real property or any Material Leasehold Property, or the Agent determines in its sole discretion to place a Mortgage on any Real Property Asset owned on the Closing Date by any Loan Party (if a Mortgage was not placed on any such Real Property Asset as of the Closing Date), or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbering of which requires the consent of any applicable lessor or (in the case of clause (ii) above) any then-existing senior lienholder, where the Loan Parties are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a "Additional Mortgaged Property"), such Loan Party shall deliver to Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property, but, in any event within thirty (30) days thereafter, the following:

                  (i) Additional Mortgages. A fully executed and notarized Mortgage (an "Additional Mortgage"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

                  (ii) Recorded Leasehold Interests. In the case of any Additional Mortgaged Property consisting of a Leasehold Property, copies of all leases between such Loan and the applicable lessor.

                  (iii) Landlord's Agreement. In the case of any Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord's Agreement with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

                  (iv) Matters Relating to Flood Hazard Properties. (A) Evidence as to whether any Additional Mortgaged Property is a Flood Hazard Property and (B) if such Additional Mortgaged Property is a Flood Hazard Property, evidence that the applicable Loan Party, has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by Agent, or evidence acceptable to Agent that such insurance is not available;

                  (v) Title Insurance. (A) If required by Agent, ALTA mortgagee title insurance policies or unconditional commitments therefor (the "Additional Mortgage Policies') issued by the Title Company with respect to the Additional Mortgaged Property, in an amount satisfactory to Agent, insuring fee simple title to, or a valid leasehold interest in, each such Additional Mortgaged Property vested in such Loan Party and assuring Agent that such Additional Mortgage creates a valid and enforceable first priority mortgage Lien on such Additional Mortgaged Property, subject only to such standard exceptions as may be reasonably acceptable to Agent and Permitted Encumbrances, which Additional Mortgage Policy (I) shall include all endorsement for matters reasonably requested by Agent and (II) shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to Agent; and (B) evidence satisfactory to Agent that such Loan Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company m connection with the issuance of the Additional Mortgage Policy and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

                  (vi) Title Reports. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than (30) days prior to the date such Additional Mortgage is to be recorded and satisfactory in and substance to the Agent;

                  (vii) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or in the title reports delivered pursuant to clause (vi);

                  (viii) Environmental Audit. If required by Agent, reports and other information in form, scope and substance satisfactory to Agent and prepared by environmental consultants satisfactory to Agent, concerning any environmental hazards or liabilities to which any Loan Party may be subject with respect to such Additional Mortgaged Property;

                  (ix) Environmental Indemnity Agreement. An environmental indemnity agreement favoring the Agent and Lenders substantially in the same form as annexed hereto as EXHIBIT N with respect to such Additional Mortgaged Property (or an amendment adding such Additional Mortgaged Property as covered property under any existing environmental indemnity agreement executed pursuant hereto); and

                  (x) Opinions of Counsel. (1) A favorable opinion of counsel (which counsel shall be satisfactory to the Agent and Special Counsel), as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Agent may reasonably request, and (2) if required by Agent, an opinion of counsel (which counsel shall be satisfactory to Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgages to be recorded in such state and such other matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent.

                  (C) Each of the Loan Parties shall permit an independent real estate appraiser satisfactory to Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Agent in its sole discretion).

                  2.9 Interest Rate Protection. As soon as practicable after the Closing Date, but any event not later than ninety (90) days after the Closing Date, Borrower will purchase (and shall expend not more than an amount acceptable to the Requisite Lenders in connection therewith) Interest Rate Protection Products, satisfactory to the Requisite Lenders, which may, but need not, be offered by a Lender (or an Affiliate of a Lender), which will cap the maximum interest rate payable by the Borrower hereunder at not more than eleven and one-half percent (11 1/2%) per annum, with respect to at least forty percent (40%) of the aggregate Commitments for a period of not less than three
(3) years.

                  2.10 Life Insurance. As soon as practicable after the Closing Date, but in any event not later than sixty (60) days after the Closing Date, Borrower shall have obtained, and at all times thereafter Borrower shall maintain, fully paid up term life insurance policies from a nationally recognized life insurer on the lives of Stephen F. Johnston, Sr. and Michael W. Riley, in the minimum respective amounts of $1,500,000 and $1,000,000, on which Agent shall be named beneficiary and sole collateral assignee. The foregoing shall be in addition to, and separate and apart from, any other life insurance on the lives of Stephen F. Johnston, Sr. and/or Michael W. Riley which, now or hereafter, may be assigned to ACS as security for the ACS Investment, which assignments are hereby expressly permitted and as to which neither the Agent nor any Lender shall have any right, title or claim.

                  2.11 Motor Vehicles. In furtherance of Section 5(a) of the Security Agreement, but not in limitation thereof, as soon as practicable after the Closing Date, but in any event not later than twenty-one (21) days after the Closing Date, Borrower will assemble all certificates of title (or similar indicia of ownership) in respect of all motor vehicles then owned by any Loan Party and deliver same to Agent to hold as additional Collateral together with signed applications to have Agent's status as first lienholder noted thereon and cash in an amount sufficient to accommodate re-registration. Thereafter, not later than twenty-one (21) days after any Loan Party acquires ownership of any other motor vehicles, Borrower shall cause the certificates of title therefor (or similar indicia of ownership) to have Agent's status as first lienholder noted directly thereon and the same to be delivered to Agent with such notation within such twenty-one (21) day period, thereafter to be held by it as additional Collateral.


                                   SECTION 3
                               NEGATIVE COVENANTS

                  Borrower covenants and agrees that so long as the Commitments are in effect and until payment in full of all Obligations, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this
Section 3 applicable to such Person.

                  3.1 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                  (A) the Obligations;

                  (B) intercompany Indebtedness among or between Borrower and its Subsidiaries which are Affiliate Guarantors; provided that the obligations of each obligor of such Indebtedness shall: (1) be subordinated in right of payment to the Obligations from and after such time as any portion of the Obligations shall become due and payable and remain unpaid (whether at stated maturity, by acceleration or otherwise); (2) at Agent's request, be evidenced by promissory notes, which shall have been pledged to Agent, for the benefit of Agent and Lenders, as security for the Obligations; and (3) have such other terms and provisions as Agent or Requisite Lenders may reasonably require;

                  (C) Indebtedness not to exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

                  (D) Existing Subordinated Indebtedness under the Seller
Notes;

                  (E) Subordinated Indebtedness to ACS in respect of the ACS Investment which is existing on, or committed to be made as of, the Closing Date;

                  (F) Subordinated Indebtedness owing subsequent to the Closing Date to sellers in respect of Approved Acquisitions;

                  (G) Performance and payment bonds in an aggregate amount at any time outstanding not to exceed Five Million Dollars ($5,000,000);

                  (H) Existing Indebtedness (if any) identified on SCHEDULE 3.1 hereto;

                  (I) Escrowed Seller Debts, to the extent fully paid and satisfied by January 7, 2000;

                  (J) renewals, replacements or extensions of the foregoing.

                  3.2 Liens and Related Matters.

                  (A) No Liens. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Borrower or any of the Loan Parties, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances, and will defend the Collateral, and the right, title and interest of Agent as lienholder therein, against, and take such other action as is necessary to remove, any Lien on the Collateral, except Permitted Encumbrances. "Permitted Encumbrances" means the following:

                  (1) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith; provided, that, in the case of contested Liens, a reserve or other, appropriate provision shall have been made therefor in accordance with GAAP;

                  (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the Ordinary Course of Business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that, in the case of contested Liens, a reserve or other appropriate provision shall have been made therefor;

                  (3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (4) deposits, made in the Ordinary Course of Business, to secure liability to insurance carriers;

                  (5) Liens for purchase money obligations; provided that: (a) the purchase of the asset subject to any such Lien is permitted under
         Section 4.2(E); (b) the Indebtedness secured by any such Lien is permitted under Section 3.1; and (c) any such Lien encumbers only the asset so purchased;

                  (6) any attachment or judgment Lien not otherwise constituting a Default or an Event of Default under subsection 6.1(H);

                  (7) easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the Ordinary Course of Business;

                  (8) any interest or title of a lessor or sublessor under any lease;

                  (9) Liens in favor of Agent, for the benefit of Agent and Lenders;

                  (10) a subordinated Lien on certain assets of Borrower and its Subsidiaries granted to ACS to secure payment of the ACS Investment, obtained in compliance with the terms of the ACS Subordination Agreement;

                  (11) assignments of life insurance to ACS permitted under
         Section 2.11;

                  (12) existing Liens in favor of holders of Escrowed Seller Debt, to the extent such Liens are terminated not later than January 7, 2000;

                  (13) other Liens existing on the date hereof and set forth on
         SCHEDULE 3.2 hereto; and

                  (14) any other Liens approved in writing at any time by the Requisite Lenders.


                  (B) No Negative Pledges. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired other than (i) such prohibitions contained in the Loan Documents, (ii) such prohibitions contained in agreements for purchase money Liens or capital leases which cover only the assets so purchased or leased, as the case may be (and, in each instance, proceeds thereof) and (iii) such prohibitions as are contained in software licenses prohibiting the creation of any Liens with respect to any interest in such licenses.

                  (C) No Restrictions on Subsidiary Distributions. Except as may be provided herein, Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any such Subsidiary to: (i) pay dividends or make any other distributions; (ii) subject to any subordination provisions made for the benefit of Agent and Lenders, pay any Indebtedness owed to Borrower or any other Loan Party; (iii) make loans or advances to Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to Borrower or any other Subsidiary.

                  3.3 Investments; Joint Ventures. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to make or own any Investment (defined below) in any Person, except:

                  (A) Parent may make and own Investments in Borrower;

                  (B) The Loan Parties may make and own Investments in Cash Equivalents (defined below);

                  (C) Borrower and its Subsidiaries may make intercompany loans (each to the other) to the extent (if any) permitted under subsection 3.1(B);

                  (D) Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the Ordinary Course of Business;

                  (E) Borrower and its Subsidiaries may make Approved Acquisitions (with the consent and approval of all Lenders);

                  (F) Parent, Borrower and any Subsidiaries of Borrower may make Investments in Subsidiaries of Borrower in existence on the date hereof or which are permitted to be created, established or acquired pursuant to Section 3.13 hereof; and

                  (G) The Loan Parties may continue to hold Investments (if any) made on or before the Closing Date and disclosed on SCHEDULE 3.3.

                  (H) Borrower may enter into Interest Rate Protection Products, to the extent required in Section 2.9, but otherwise only in the Ordinary Course of Business and for the management of its liabilities, and not for speculative purposes.

         "Investment" means (i) any direct or indirect purchase or other acquisition by any Loan Party of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person, including, but not limited to, pursuant to any Acquisition; and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

         "Cash Equivalents" means: (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof;
(ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's (a division of The McGraw-Hill Companies, Inc.) or at least P-1 from Moody's Investors Service, Inc.; (iii) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements with, any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (iv) demand deposits, "money market" accounts and time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of One Hundred Thousand Dollars ($100,000) or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution; or (v) investments in "money market" funds within the meaning of Rule 2a-7 under the Investment Company Act of 1940.

                  3.4 Contingent Obligations. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to create or become or be liable with respect to any Contingent Obligation (defined below), except those:

                  (A) resulting from endorsement of negotiable instruments for collection in the Ordinary Course of Business;

                  (B) existing on the Closing Date and described in SCHEDULE
         3.4 annexed hereto;

                  (C) arising under indemnity agreements to a Title Company to cause such title insurers to issue to Agent mortgagee title insurance policies;

                  (D) arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions;

                  (E) incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance and return-of-money bonds and other, similar obligations;

                  (F) incurred with respect to Indebtedness permitted by subsection 3.1;

                  (G) incurred in the Ordinary Course of Business in connection with any Interest Rate Protection Products;

                  (H) incurred in the Ordinary Course of Business in respect of letters of credit, surety bonds or similar obligations; or

                  (I) arising hereunder or under any Loan Documents.

                  "Contingent Obligation," as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall also include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

                  3.5 Restricted Junior Payments. Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that
(i) Subsidiaries of Borrower may make Restricted Junior Payments to Borrower or other Subsidiaries of Borrower; (ii) from and after the second anniversary of the Closing Date, provided no Default or Event of Default has occurred at the time such payment is made or otherwise would result therefrom, Borrower may make cash distributions to Parent from time to time to permit Parent, in turn, to pay dividends to Stratford in accordance with the terms of the Stratford Agreements as in effect on the Closing Date and the Stratford Intercreditor Agreement; (iii) provided that no Default or Event of Default has occurred at the time such payment is made or otherwise would result therefrom, Borrower may (or may make cash distributions to Parent from time to time to permit Parent, in turn, to) make payments of principal and interest to the holders of the Seller Debts (excepting therefrom the Escrowed Seller Debts) in accordance with the terms of the Seller Subordination Agreements; (iv) Borrower may make payments to ACS in respect of the ACS Investment in accordance with the terms of the ACS Subordination Agreement; and (v) from and after the second anniversary of the Closing Date, provided no Default or Event of Default has occurred at the time such payment is made or otherwise would result therefrom, Borrower may make cash distributions to Parent from time to time to permit Parent, in turn, to pay dividends to the Preferred Shareholders in respect of the Preferred Investment in accordance with the terms of the Preferred Investment Documents and, with respect to each party thereto, the Affiliate Subordination Agreement. Without limitation of the foregoing, in determining whether a Default or Event of Default exists in respect of Borrower's continuing compliance with the financial covenants set forth in Section 4.2 hereof, the above-described payments shall be deemed made on a pro forma basis as of the most recently completed fiscal quarter of Borrower for which financial reports are then available.

                  "Restricted Junior Payment" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in additional Equity Interests; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.

                  3.6 Restriction on Fundamental Changes. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to: (a) amend, modify or waive any term or provision of its articles of incorporation or articles of organization, certificates of designations pertaining to preferred stock or by-laws or any operating agreement, unless and except to the extent required by law or to the extent such amendment, modification or waiver does not have, and would not reasonably be expected to have, a Material Adverse Effect; (b) enter into any transaction of merger or consolidation except: (i) pursuant to the Capitalization/Acquisition Documents on the Closing Date, (ii) in connection with an Approved Acquisition, (iii) that any Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or with or into any other Subsidiary of Borrower which is then or immediately thereafter becomes an Affiliate Guarantor, and (iv) that Borrower or any of its Subsidiaries may effect a merger solely for the purpose of changing its jurisdiction of incorporation or formation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) unless
(i) the entity in question is not Parent or Borrower and (ii) all, or substantially all, assets of the entity in question are distributed to Borrower or one of the Borrower's Subsidiaries which is then an Affiliate Guarantor; or
(d) make any Acquisition, except an Approved Acquisition.

                  3.7 Disposal of Assets or Subsidiary Stock. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to: convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or any other Equity Interests in any of the Loan Parties, whether now owned or hereafter acquired, except for: (a) bona fide sales of inventory to customers in the Ordinary Course of Business; (b) transfers of assets by, between or among Borrower and the Affiliate Guarantors in the Ordinary Course of Business; and
(c) Asset Dispositions, if, but only if, all of the following conditions are met: (i) the aggregate value of total assets sold or otherwise disposed of in any fiscal year of Borrower and its Subsidiaries, based on the sales price received therefor, does not exceed Five Hundred Thousand Dollars ($500,000);
(ii) the sale or other disposition is made to a Person which is other than an Affiliate of Borrower; (iii) the sole consideration received is cash or property in which Agent, for its benefit and the ratable benefit of Lenders, has a first priority security interest (subject to Permitted Encumbrances);
(iv) the Net Proceeds of such Asset Disposition are applied in repayment of any Loans then outstanding until fully paid in the manner prescribed in Section 1.3; (v) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance with the covenants set forth in
Section 4.2 recomputed on a pro forma basis using financial data for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (vi) no Default or Event of Default then exists or shall result from such sale or other disposition.

                  3.8 Transactions with Affiliates. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to enter into or permit to occur any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of any Loan Party, except for (i) transactions in the Ordinary Course of Business and upon fair and reasonable terms which are no less favorable to Borrower or such Loan Party than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, and which, at Agent's request, are fully disclosed to such Person,
(ii) asset transfers permitted under Section 3.7; (iii) transactions pursuant to agreements entered into or in effect on the Closing Date and listed on
SCHEDULE 3.8 hereof; (iv) compensation arrangements entered into in the Ordinary Course of Business with employees, officers, directors and independent contractors who are not otherwise Affiliates; and (v) the issuance to employees of Parent of stock options (and the issuance of shares of capital stock upon the exercise of such stock options) and similar rights pursuant to bona fide employee benefit plans approved by its Board of Directors.

                  3.9 Management Fees and Compensation. Borrower will not, and will not permit any of the Loan Parties, directly or indirectly, to pay any management, consulting or similar fees to any Affiliate, except for services actually performed in the Ordinary Course of Business, and subject to compliance with Section 3.8.

                  3.10 Conduct of Business. Borrower will not and will not permit any of the Loan Parties, directly or indirectly to engage in any business other than Permitted Business. Subsequent to the Closing Date, Parent will not (i) engage in any business, (ii) create, incur or assume any obligations other than in the Ordinary Course of Business or (iii) own or acquire any assets other than (A) Equity Interests in Borrower and (B) cash and Cash Equivalents, in amounts sufficient to meet its obligations in the Ordinary Course of Business.

                  3.11 Changes Relating to Subordinated Indebtedness. Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to change or amend the terms of any Subordinated Indebtedness if the effect of any such amendment is to: (a) increase the interest rate on such Indebtedness;
(b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add or change any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) cause, or have the effect of permitting, an increase in the amount, frequency or maturity of payment, in cash or other property (excepting therefrom payments in additional Subordinated Indebtedness, equity securities or payments in kind), of any Subordinated Indebtedness at any time or from time to time during the period of subordination.

                  3.12 Fiscal Year. Borrower will not, and will not permit any of the Loan Parties to, change its fiscal year from December 31.

                  3.13 Subsidiaries. Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to establish, create or acquire any new Subsidiary, except pursuant to Approved Acquisitions; provided, however, that any Subsidiary which is established, created or acquired hereafter either pursuant to an Approved Acquisition or otherwise with the prior written consent of the Requisite Lenders, shall, upon its establishment, creation or acquisition, become an Affiliate Guarantor hereunder by its execution and delivery to Agent of a Joinder Agreement in substantially the same form of EXHIBIT B hereto, and Borrower shall (or shall cause its applicable subsidiary) to comply with Section 2.6 in regard thereto. Except as expressly permitted by this Agreement, no Loan Party shall sell, transfer or otherwise dispose of any Equity Interests in any Subsidiary owned by it, nor permit any Subsidiary to issue any shares of stock of any class whatsoever to any Person other than to a Loan Party. The Loan Parties will take such action from time to time as shall be necessary to ensure that the percentage of the Equity Interests of any class or character owned by it in any Subsidiary on the Closing Date hereof (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not any time decreased, other than by reason of transfers to another Loan Party. In the event that any additional Equity Interests shall be issued by Borrower or any Subsidiary, the respective holder of such Equity Interests shall forthwith deliver to Agent pursuant to a Pledge Agreement any certificates evidencing such Equity Interests, accompanied by undated stock powers executed in blank and to take such other action as Agent shall request to perfect the security interest created therein pursuant to such Pledge Agreement.

                                   SECTION 4
                         FINANCIAL REPORTING/COVENANTS

                  Borrower covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, unless the Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

                  4.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of the Loan Parties to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Borrower will deliver each of the financial statements and other reports described below to Agent and each Lender:

                  (A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each fiscal month of Borrower, Borrower will deliver the consolidated balance sheets of Parent, Borrower and Borrower's Consolidated Subsidiaries, as at the end of such month, and the related consolidated statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Borrower to the end of such month, together with (i) a monthly comparative budget analysis, by division, reconciling actual and projected revenue, income, expenses, assets and liabilities, and (ii) consolidating statements of the foregoing, in summary form.

                  (B) Year-End Financials. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheets of Parent, Borrower and Borrower's Consolidated Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders' equity and cash flow for such fiscal year, and (2) a report with respect to the consolidated financial statements from a firm of certified public accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

                  (C) Compliance Certificate. On a monthly basis, within thirty
(30) days after the end of each fiscal month of Borrower, Borrower will deliver a fully and properly completed compliance certificate (in substantially the same form as EXHIBIT C) (the "Compliance Certificate") signed by an Executive Officer.

                  (D) Business Backlog Report. On a monthly basis, within thirty (30) days after the end of each fiscal month of Borrower, Borrower will deliver a fully and properly completed business backlog report detailing all key projects in which a purchase order has been executed and the probability of Borrower (or a Subsidiary) being mandated on other key projects, segregated by division, on 30, 60, 90 and over 90 day (to 12 months) terms, and otherwise to be in such form and substance as shall be reasonably acceptable to Agent, signed by an Executive Officer.

                  (E) Accountants' Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

                  (F) Collateral Reporting. On a monthly basis within twenty
(20) days following the end of each calendar month, or more frequently if requested by Agent, an accounts receivable aging summary, which summary shall be in form reasonably satisfactory to Agent, and which summary shall be accompanied by such further details concerning the Accounts as Agent may reasonably request from time to time.

                  (G) Projections. As soon as available after approval by its Board of Directors, and in any event no later than ten (10) days before the end of each of Borrower's fiscal years, Borrower will deliver Projections of Borrower and its Subsidiaries for the forthcoming twelve (12) fiscal months, month-by-month, and for the forthcoming five (5) fiscal years, year-by-year.

                  (H) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Parent, Borrower or any of its Subsidiaries to their respective security holders, if Parent or Borrower has a class of securities registered with the SEC, and (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent, Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority.

                  (I) Events of Default, Etc. Promptly upon any Executive Officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower with respect to any such event or condition and a certificate of an Executive Officer specifying the nature and period of existence of such event or condition and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of their respective Subsidiaries or any other action taken with respect to a claimed default or event or condition; or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

                  (J) Litigation. Promptly upon any Executive Officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in the case of (1) or (2) above, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

                  (K) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to Borrower or any Subsidiary of Borrower as from time to time may be reasonably requested by Agent or the Requisite Lenders.

                  4.2 Financial Covenants. Borrower will maintain, and cause each of the Loan Parties to assist Borrower in maintaining, the financial covenants described below:

                  (A) Fixed Charge Coverage. Borrower shall not permit Fixed Charge Coverage (defined below), measured monthly, at the end of each fiscal month of Borrower, for each Test Period, beginning with the Initial Test Month, to be less than: (i) 1.00:1, through December 31, 2001, and (ii) 1.10:1, from and after January 1, 2002; where:

         "Fixed Charge Coverage" shall mean the ratio of (i) EBITDA for the Test Period, minus unfinanced Capital Expenditures made in such period, to the extent then permitted to be made hereunder (as applicable), minus income taxes paid in cash during such period, plus any portion of the ACS Investment drawn by Borrower during such period (excluding therefrom, however, that portion of the ACS Investment drawn by Borrower on the Closing Date), to (ii) the sum (without duplication) of Interest Expense for such period, plus payments (including prepayments) of principal on Total Debt made in such period (excluding therefrom any Escrowed Seller Debt, as provided in Section 7.1(Z) hereof), plus any Restricted Junior Payments made in such period; all determined for Borrower and its Subsidiaries with respect to such period on a Consolidated basis, in accordance with GAAP. In making the foregoing calculations during the Annualization Period, EBITDA, Capital Expenditures, income taxes and Interest Expense shall all be Annualized.

                  (B) Senior Fixed Charge Coverage. Borrower shall not permit Senior Fixed Charge Coverage (defined below), measured monthly, at the end of each fiscal month of Borrower, for each Test Period, beginning with the Initial Test Month, to be less than (i) 1.20:1, through December 31, 1999; (ii) 1.25:1, from and after January 1, 2000, through December 31, 2002; and (iii) 1.50:1, from and after January 1, 2003; where:

"Senior Fixed Charge Coverage" shall mean the ratio of: (i) EBITDA for the Test Period, minus unfinanced Capital Expenditures made in such period, to the extent then permitted to be made hereunder, minus income taxes paid in cash in such period, to (ii) the sum (without duplication) of Interest Expense for such period, plus payments (including prepayments) of principal on all Senior Debt be made in such period, plus any Restricted Junior Payments (other than in respect of Subordinated Indebtedness) made in such period; all determined for Borrower and its Subsidiaries with respect to such period on a Consolidated basis, in accordance with GAAP. In making the foregoing calculations during the Annualization Period, EBITDA, Capital Expenditures, income taxes and Interest Expense shall all be Annualized.

                  (C) Total Debt Coverage. Borrower shall not permit its Total Debt Coverage, measured monthly, at the end of each fiscal month of Borrower, for each Test Period, beginning with the Initial Test Month, to be greater than: (i) 4.00:1, through December 31, 1999; (ii) 3.75:1, from and after January 1, 2000, through December 31, 2000; (iii) 3.50:1, from and after January 1, 2001, through December 31, 2001; (iv) 3.25:1, from and after January 1, 2002, through December 31, 2002; and (v) 3.00:1, from and after January 1, 2003; where:

"Total Debt Coverage" shall mean, for each fiscal month of Borrower described above, the ratio of (i) Total Debt as of the end of such fiscal month, to (ii) EBITDA for the Test Period then ended (computed, during the Annualization Period, on an Annualized basis); all determined for Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP.

                  (D) Senior Debt Coverage. Borrower shall not permit its Senior Debt Coverage measured monthly, at the end of each fiscal month of Borrower, beginning with the Initial Test Month, to be greater than 2.50:1; where:

"Senior Debt Coverage" shall mean, as of the last day of the fiscal month of Borrower in question, the ratio of (i) Senior Debt determined as of the end of such fiscal month, to (ii) EBITDA for the Test Period then ended (computed, during the Annualization Period, on an Annualized basis); all determined on a Consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.

                  (E) Capital Expenditures. Borrower will not permit Capital Expenditures in any fiscal year of Borrower to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

"Capital Expenditures" means expenditures made or liabilities incurred for the acquisition of fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life or more than one year, including the total principal portion of any Indebtedness represented by Capital Leases, determined for Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP.

                  (F) Interest Coverage. Borrower shall not permit Interest Coverage (defined below), measured monthly at the end of each fiscal month of Borrower, for each Test Period beginning with the Initial Test Month, to be less than: (i) 2.75:1, through December 31, 2000, (ii) 3.00:1, from and after January 1, 2001, through December 31, 2001; (iii) 3.25:1, from and after January 1, 2002, through December 31, 2002; and (iv) 3.50:1, from and after January 1, 2003; where:

         "Interest Coverage" shall mean for each such fiscal month of Borrower, the ratio of: (i) EBITDA for the Test Period then ended (computed, during the Annualization Period, on an Annualized basis), to (ii) total Interest Expense for the Test Period then ended (likewise computed, during the Annualization Period, on an Annualized basis); all determined for Borrower and its Subsidiaries with respect to such period on a Consolidated basis, in accordance with GAAP.

                  (G) Excess Working Capital. Borrower shall not permit Excess Working Capital (defined below), at any time, to be less than One Dollar ($1.00); where:

         "Excess Working Capital" shall mean, for each fiscal month of Borrower, beginning with the Initial Test Month, the positive difference, determined for Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, between (A) the sum of cash plus accounts receivable plus costs in excess of billings, and (B) the sum of accounts payable plus billings in excess of costs plus accruals, plus total Revolving Loans outstanding, plus total LC Exposure; plus Two Million Dollars ($2,000,000).

                  4.3 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 4.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Borrower's certified public accountants and implemented by Borrower.


                                   SECTION 5
                         REPRESENTATIONS AND WARRANTIES

                  In order to induce Agent and Lenders to enter into this Agreement and make Loans, Borrower represents and warrants to Agent and each Lender that the following statements are (and, after giving effect to the Related Transactions, shall be) true, correct and complete:

                  5.1 Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the other Loan Documents, the financial statements referred to in subsection 5.5, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contained on the date such statement was made any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

                  5.2 No Material Adverse Effect. During the period between December 31, 1998 and the Closing Date, there have been no events or changes in facts or circumstances affecting any Loan Party which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

                  5.3 No Default. The consummation of the Related Transactions does not and will not violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any contract of any Loan Party, except if such violations, conflicts, breaches or defaults have either been waived on or before the Closing Date or have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                  5.4 Organization, Powers, Capitalization and Good Standing.

                  (A) Organization and Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (which jurisdictions, as of the Closing Date, are set forth on SCHEDULE 5.4(A)). Each of the Loan Parties has all requisite corporate or organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each Loan Document to which it is a party and to carry out the Related Transactions.

                  (B) Capitalization. As of the Closing Date, the authorized Equity Interests issued by each of Parent, Borrower and each of Borrower's Subsidiaries are as set forth on SCHEDULE 5.4(B). All such issued and outstanding Equity Interests are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than, in the case of Equity Interests owned in Borrower or any such Subsidiary of Borrower, those in favor of Agent, for the benefit of Agent and Lenders, and such shares or interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, the Equity Interests issued by each of the Parent, Borrower and each of its Subsidiaries are owned by its stockholders and in the amounts set forth on SCHEDULE 5.4(B). As of the Closing Date, no shares of the Equity Interests of Parent, Borrower or any of its Subsidiaries, other than those described above, are issued and outstanding. As of the Closing Date, except as may be specified on SCHEDULE 5.4(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Parent, Borrower or any of its Subsidiaries, of any shares of capital stock, membership interests or other securities of any such entity.

                  (C) Binding Obligation. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of those Loan Parties which are parties hereto or thereto, as the case may be, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (D) Qualification. Each of the Loan Parties is duly qualified and in good standing wherever necessary to carry on its business and operations, except in jurisdictions in which the failure to be qualified and in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. All jurisdictions in which each Loan Party is qualified to do business are set forth on SCHEDULE 5.4(D).

                  5.5 Financial Statements. All financial statements concerning Parent, Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP as in effect at the time of such preparation, and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended:

                  (A) The audited financial statements of Parent, Borrower and its Consolidated Subsidiaries then existing at December 31, 1998, for the fiscal year then ended, certified by Borrower's certified public accountants;

                  (B) The unaudited, consolidated financial statements of Parent, Borrower and its Consolidated Subsidiaries then existing at September 30, 1999 and the related statements of income and cash flow for the nine (9) months then ended and the fiscal year to date;

                  (C) The pro forma balance sheet of Borrower and its Consolidated Subsidiaries, based on the unaudited historical balance sheet of Borrower and its Consolidated Subsidiaries at September 30, 1999, but giving effect to (i) the Acquisition/Capitalization Transactions and (ii) the Loans being disbursed on the Closing Date (the "Pro Forma").


                  5.6 Intellectual Property. Each of Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material patents, trademarks, trade names, copyrights, technology, know-how and processes used in and necessary for the conduct of its business, or that are otherwise material to its condition (financial or other), business or operations (such intellectual property hereinafter collectively called "Intellectual Property"), and all such Intellectual Property, as of the Closing Date, is identified on SCHEDULE 5.6 and, except as may be set forth on said
SCHEDULE 5.6, is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in SCHEDULE 5.6, to Borrower's knowledge, the use of such Intellectual Property by Borrower or its Subsidiaries did not, does not and has not been alleged by any Person to infringe on the rights of any Person.

                  5.7 Investigations, Audits, Etc. As of the Closing Date, except as set forth on SCHEDULE 5.7, neither Parent, Borrower nor any of Borrower's Subsidiaries is the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law or the defendant in any pending litigation or administrative proceeding.

                  5.8 Employee Matters. As of the Closing Date, except as set forth on SCHEDULE 5.8, (a) neither Borrower nor any of its Subsidiaries, nor any of its employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower or any of its Subsidiaries, and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Borrower or any of its Subsidiaries, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between Borrower or any of its Subsidiaries and its employees, other than employee grievances arising in the Ordinary Course of Business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, except as set forth on SCHEDULE 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

                  5.9 Financial Condition and Solvency. Each of Parent, Borrower and each of its Subsidiaries: (a) owns and will own assets the aggregate fair saleable value of which is (i) greater than the total amount of liabilities (including contingent liabilities) of Parent, Borrower or such Subsidiary, as applicable, and (ii) greater than the amount that will be required to pay Parent's, Borrower's or such Subsidiary's, as applicable, then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Parent, Borrower or such Subsidiary; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as they become due. This Agreement, the Notes, the Security Documents and the other Loan Documents were executed and delivered by the Loan Parties in good faith, and the Obligations incurred hereunder and the Liens granted hereunder and thereunder were incurred and granted in exchange for fair equivalent value received by the Loan Parties. The Borrower does not intend, in consummating the transactions contemplated hereby, to disturb, delay, hinder or defraud either present or future creditors or other Persons to which the Parent, Borrower or any Subsidiary is or will become, on or after the date hereof, indebted. The Borrower does not contemplate filing a petition in bankruptcy or for reorganization under the Bankruptcy Code, nor are there any bankruptcy or insolvency proceedings threatened against Borrower or any Affiliate Guarantor. The Borrower intends to use all proceeds of the Loans in accordance with the terms of this Agreement relevant thereto, and for no other purposes.

                  5.10 Subsidiaries. As of the Closing Date, (i) Parent has no Subsidiaries, except Borrower, and (ii) Borrower has no Subsidiaries except as ascribed to Borrower in the initial recitals to this Agreement.

                  5.11 Capitalization/Acquisition Transactions. The Capitalization/Acquisition Transactions were consummated on the Closing Date substantially in accordance with the respective terms of the Junior Capital Infusion Documents and the Current Acquisition Documents; and, as a result thereof, respectively: (i) Borrower has received the Junior Capital Infusion (less the $4,500,000 portion of the ACS Investment committed to Borrower for future draw); and (ii) Borrower has consummated the Current Acquisitions.

                  5.12 Compliance with Laws and Agreements. Each of the Loan Parties is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limitation of the foregoing, each of the Loan parties holds all licenses, permits and other certificates, including all FCC Licenses and other Franchises, required for the operation of its business as presently conducted by it. Each of the Loan Parties is in compliance with all applicable regulations of the FCC and the FAA, including all regulations governing equal employment opportunity and all filing requirements under the Communications Act, and all applicable state, county, municipal and other regulations applicable to its business, including all zoning, siting, permitting and other land use regulations applicable thereto. All Franchises held by the Loan Parties are described in SCHEDULE 5.12 attached hereto. The Loan Parties are the registered holders of all licenses duly issued by the FCC and the FAA in respect of their respective businesses. There is no threat of any investigation, notice of violation, order, complaint or proceeding before the FCC against the Loan Parties and no Loan Party has any reason to believe that any of such licenses will not be renewed in the ordinary course. The FCC Licenses and other Franchises listed on SCHEDULE 5.12 constitute the only material Franchises required or advisable in connection with the conduct by the Loan Parties of their businesses as conducted by them on the Closing Date.

                  5.13 Litigation and Environmental Matters.

                  (A) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Loan Parties, threatened against or affecting the Loan Parties
(i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

                  (B) Except as otherwise described on SCHEDULE 5.13, and expect with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or any inquiry or allegation in respect thereof.


                                   SECTION 6
                          DEFAULT, RIGHTS AND REMEDIES

                  6.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

                  (A) Payment. Failure of Borrower to pay any installment of principal of any Loan when due; or to repay Revolving Loans to reduce their outstanding balance to the Maximum Revolving Loan Balance when due; or failure to pay, within three (3) Business Days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents or any other Obligations; or

                  (B) Default in Other Agreements. (1) Failure of Borrower or any of the Loan Parties to pay when due or within any applicable grace period any principal or interest on any Indebtedness (other than the Loans) or any Contingent Obligations, in either case having an individual principal amount in excess of the Materiality Threshold or having an aggregate principal amount in excess of the Materiality Threshold or (2) breach or default of any Borrower or any of the Loan Parties with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such breach or default is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of the Materiality Threshold or having an aggregate principal amount in excess of the Materiality Threshold to become or be declared due prior to their stated maturity; or

                  (C) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2, relating to Borrower's obligation to maintain insurance, subsection 2.3, any subsection of Section 3, or any subsection of Section 4; or

                  (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document as to any material fact is false in any material respect on the date made; or

                  (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within twenty (20) days after receipt by Borrower of notice from Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 6.1 for which no or a different grace or cure period is specified or which constitute immediate Events of Default); or

                  (F) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower or any other Loan Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within sixty (60) days; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower or any of the Loan Parties under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of the Loan Parties, or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any of the Loan Parties, for all or a substantial part of the property of Borrower or any of the Loan Parties; or

                  (G) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) An order for relief is entered with respect to Borrower or any of the Loan Parties or Borrower or any of the Loan Parties commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any of the Loan Parties makes any assignment for the benefit of creditors; or (3) the Board of

Directors of Borrower or any of the Loan Parties adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(G); or

                  (H) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of the Materiality Threshold or (2) an amount in the aggregate at any time in excess of the Materiality Threshold, in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of the Loan Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

                  (I) Dissolution. Any order, judgment or decree is entered against Borrower or any of the Loan Parties decreeing the dissolution or split up of Borrower or any of the Loan Parties and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

                  (J) Admissions of Insolvency. Borrower or any of the Loan Parties admits in writing its present or prospective inability to pay its debts as they become due; or

                  (K) Injunction. Borrower or any of the Loan Parties is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) consecutive days; or

                  (L) ERISA; Pension Plans. (1) Borrower or any of the Loan Parties fails to make full payment when due of all amounts which, under the provisions of any employee pension benefit plan within the meaning of Section 3(2) of ERISA (a "Pension Plan") or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency (within the meaning of Section 412 of the IRC) in excess of the Materiality Threshold occurs or exists, whether or not waived, with respect to any such Pension Plan; or (3) any Pension Plan intended to be a qualified plan within the meaning of Section 401(a) of the IRC is determined by the Internal Revenue Service not to be a qualified plan and such determination results in or could reasonably be expected to result in a Material Adverse Effect; or

                  (M) Challenge to Loan Documents. Borrower or any of the Loan Parties shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, or any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party incorrectly denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

                  (N) Failure of Security. Agent, for the benefit of Agent and Lenders, does not have or ceases to have a valid and perfected first priority security interest in any substantial part of the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent to take any action within its control; or

                  (O) Change in Control. Either (i) Stratford, DFW, Clear Investors, and Stephen F. Johnston, Sr. shall cease (A) to collectively own, beneficially and of record, either directly or indirectly through Parent, at least a majority of the total Equity Interests of Borrower, or (B) to control either directly or indirectly through Parent at least (1) a majority of the voting rights in the Borrower or (2) at least such percentage of the aggregate voting Equity Interests of the Borrower as is sufficient at all times to elect a majority of the Board of Directors of the Borrower, in each case assuming that (a) all shares of non-voting capital stock (which, pursuant to their terms, are or may be convertible into voting stock) are converted into voting stock and (b) all options to purchase or otherwise acquire capital stock, whether or not vested, have been exercised; or (ii) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated; or (iii) either Stephen F. Johnston, Sr. or Michael Riley, for any reason, shall cease to hold the office or position (or any substantially similar office or position) held by each of them on the Closing Date and no successor thereto acceptable to the Requisite Lenders (such acceptance not to be unreasonably withheld) having experience, knowledge and industry relationships reasonably necessary to the position, shall have been engaged and shall have commenced to perform the duties currently performed by such two officers, within ninety (90) days after such cessation (the name of any such duties within such period shall be deemed to have been inserted in place of such officers in this subsection);

                  (P) Governmental Regulations. The Loan Parties shall have failed to comply with any applicable provision of the Communications Act, any FCC regulation or any regulation of any other Governmental Authority, the non-compliance with which would have a Material Adverse Effect, or any material FCC License or Franchise held by the Loan Parties shall be terminated, cancelled or not renewed, or the Loan Parties shall be enjoined, restrained or prevented in any way by the order of any Governmental Authority to conduct their business;

                  (Q) Environmental Regulations. A reasonable basis shall exist for the assertion against any Loan Party (or there shall have been asserted against any Loan Party) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by any Loan Party, or relating to any site or facility owned, operated or leased by any Loan Party, which claims or liabilities (insofar as they are payable by any Loan Party after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Requisite Lenders are reasonably likely to be determined adversely to any Loan Party, and the amount thereof is, singly or in the aggregate, is reasonably likely to have a Material Adverse Effect;

                  (R) Subordinated Indebtedness. Any default occurs in respect of any Subordinated Indebtedness and such default continues beyond any grace or cure period prescribed in regard thereto; or any Loan Party or any Person (other than Agent or Lenders) party to a subordination agreement favoring Agent or Lenders in respect thereof (including any as to which Agent or Lenders are third party beneficiaries) fails to observe or perform any term, covenant or condition of such subordination; or

                  (S) Escrowed Seller Debt. Any Escrowed Seller Debt is not fully paid and satisfied by January 7, 2000.

                  6.2 Suspension of Commitments. Upon the occurrence of any Event of Default, each Lender, at the direction of Agent or Requisite Lenders, without notice or demand, may immediately cease making additional Loans and cause its obligation to lend its Pro Rata Share of the Commitments to be suspended, in whole or in part, as so directed; provided, however, that, in the case of any such Event of Default, if the subject condition or event is thereafter waived or otherwise removed by Requisite Lenders, any suspended portion of the Commitments shall be reinstated.

                  6.3 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon written demand by Requisite Lenders shall, by written notice to Borrower declare all or any portion of the Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the Commitments shall thereupon terminate.

                  6.4 Performance by Agent. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein if such failure constitutes an Event of Default. In such event, Borrower shall, at the request of Agent, promptly pay any reasonable amount expended by Agent, in good faith, in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(G) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document, and that Borrower shall have no obligation to reimburse Agent for expenses incurred as a result of, or in connection with, Agent's gross negligence or willful misconduct.


                                   SECTION 7
                              CONDITIONS TO LOANS

                  The obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below.

                  7.1 Conditions to Initial Loans. The obligations of the Lenders to make the initial Loans, and of the Issuing Lender to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in writing by the Requisite Lenders):

                  (A) Counterparts of this Agreement. The Agent shall have received from each party hereto either (i) a counterpart hereof signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page hereof) that such party has signed a counterpart hereof.

                  (B) Notes. The Agent shall have received duly completed and executed Notes for each of the Lenders in respect of its Commitments

                  (C) Corporate Structure. The Agent shall have received satisfactory evidence that the corporate organizational structure, capital structure and ownership of the Loan Parties shall be as set forth in Section 5.4.

                  (D) Corporate Matters. The Agent shall have received such documents and certificates as the Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Related Transactions and any other legal matters relating to the Loan Parties, this Agreement, the other Loan Documents or the Related Transactions, all in form and substance reasonably satisfactory to the Agent.

                  (E) Security Interests. The Agent shall have received evidence satisfactory to it that the Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii) and (iv) below) that may be necessary or, in the opinion of the Agent, desirable in order to create in favor of the Agent, for the benefit of the Lenders, a valid and (upon such filing and recording) perfected first priority security interest in the Collateral. Such actions shall include, without limitation the following:

                  (i) Collateral Documents. Delivery to the Agent of all the Security Documents, duly executed by the applicable party thereto, together with accurate and complete schedules to all such Security Documents;

                  (ii) Stock Certificates and Instruments. Delivery to the Agent of (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Agent) representing all Equity Interests pledged pursuant to the Pledge Agreement and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Agent) evidencing any Collateral;

                  (iii) Lien Searches and UCC Termination Statements. Delivery to the Agent of (A) the results of a recent search, by a Person satisfactory to the Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filing which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by search, and (B) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms hereof);

                  (iv) UCC Financing Statements and Fixture Filings. Delivery to the Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created in such Collateral pursuant to the Security Documents;

                  (F) Closing Date Mortgages. The Agent shall have received from each Loan Party:

                  (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a "Closing Date Mortgage" and, collectively, the "Closing Date Mortgages"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset specified by the Agent on SCHEDULE 7.1 annexed hereto (each a "Closing Date Mortgaged Property" and, collectively, the "Closing Date Mortgaged Properties");

                  (ii) Leasehold Interests. In the case of each Real Property Asset listed in SCHEDULE 7.1 annexed hereto, copies of all leases between any Loan Party and any landlord or tenant;

                  (iii) Landlord's Agreement. In the case of each Real Property Asset specified by the Agent, a Landlord's Agreement with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party;

                  (iv) Matters Relating to Flood Hazard Properties. With respect to each Closing Date Mortgaged Property, (A) Evidence reasonably acceptable to the Agent as to whether any Closing Date Mortgaged Property is a Flood Hazard Property and (B) if there are any such Flood Hazard Properties, evidence that the applicable Loan Party has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by Agent, or evidence acceptable to Agent that such insurance is not available;

                  (v) Environmental Indemnity. With respect to each Closing Date Mortgaged Property, an environmental indemnity agreement, substantially in the form of EXHIBIT M annexed hereto, with respect to the indemnification of the Agent and the Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials;

                  (vi) Title Reports. With respect to each Closing Date Mortgaged Property specified by the Agent, a title report issued by a Title Company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and satisfactory in form and substance to Agent.


                  (G) Environmental Reports. Agent shall have received reports and other information, in form, scope and substance satisfactory to the Agent, regarding environmental matters relating to Closing Date Mortgaged Properties, which reports shall include a Phase I environmental assessment for each of the Closing Date Mortgaged Properties. Such reports shall be conducted by one or more environmental consulting firms reasonably satisfactory to the Agent.

                  (H) Evidence of Insurance. Agent shall have received a certificate from the Loan Parties' insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to
Section 2.2 is in full force and effect and that Agent on behalf of the Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 2.2.

                  (I) Management; Employment Contracts. The management structure of the Loan Parties shall be as set forth on SCHEDULE 5.8, and Agent shall have received copies of, and shall be satisfied with the form and substance of (i) any and all employment contracts with any senior management of the Loan Parties, (ii) any and all shareholders agreement among any of the shareholders of the Loan Parties, and (iii) any stock option plans, stock incentive programs and similar arrangements provided by the Loan Parties to any Person.

                  (J) Necessary Governmental Authorizations and Consents, Etc.. The Loan Parties shall have obtained all permits, licenses, authorizations or consents from all Governmental Authorities and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and the continued operation of the business conducted by the Loan Parties in substantially the same manner as conducted prior to the consummation of the financing contemplated hereunder and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

                  (K) Existing Credit Agreement. The Agent shall have received evidence that the principal of and interest on, and all other amounts owing in respect of, the Existing Credit Agreement shall have been, or shall simultaneously be, repaid in full, that all commitments thereunder shall have been terminated and that all guaranties in respect of, and all Liens securing, any such obligations shall have been released (or arrangements for such release satisfactory to Agent shall have been made).

                  (L) Financial Statements; Projections. The Agent shall have received from the Loan Parties the Pro Forma and the initial Projections.

                  (M) Solvency Assurances. The Agent shall have received a certificate from an Executive Officer to the effect that, as of the Closing Date and after giving effect to the initial Loans hereunder and to the other Related Transactions, the Loan Parties are in compliance with Section 5.9. Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable and accurately computed.

                  (N) Notice of Borrowing. With respect to the initial borrowing hereunder, Agent shall have received a Notice of Borrowing signed by an Executive Officer.

                  (O) Current Acquisitions. The Agent shall have received copies of all duly executed Current Acquisition Documents, and be satisfied therewith in all respects; and the Current Acquisitions shall have been consummated substantially in accordance with the terms and conditions thereof.

                  (P) Junior Capital Infusion Documents. The Agent shall have received copies of all duly executed Junior Capital Infusion Documents, and be satisfied therewith; and the Junior Capital Infusion shall have been consummated substantially in accordance therewith.

                  (Q) No Material Adverse Effect. There shall have occurred no Material Adverse Effect (in the reasonable opinion of the Agent) since December 31, 1998 with respect to any of the Loan Parties.

                  (R) Opinion of Counsel to the Loan Parties. Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of Smith, Gambrell & Russell, LLP, counsel to the Loan Parties, covering such matters relating to the Loan Parties, this Agreement, the other Loan Documents and the Related Transactions as the Requisite Lenders shall request (and each Loan Party hereby requests such counsel to deliver such opinion).

                  (S) Fees and Expenses. Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all fees and expenses required to be reimbursed or paid by the Loan Parties hereunder.

                  (T) Seller Subordination Agreements. The Agent shall have received fully executed originals of the Seller Subordination Agreements required to be delivered on the Closing Date.

                  (U) Affiliate Subordination Agreement. The Agent shall have received fully executed originals of the Affiliate Subordination Agreement.

                  (V) ACS Subordination Agreement. The Agent shall have received fully executed originals of the ACS Subordination Agreement.

                  (W) Stratford Subordination Agreement. The Agent shall have received fully executed originals of the Stratford Subordination Agreement.

                  (X) Other Documents. The Agent shall have received such other documents as the Agent or any Lender shall have reasonably requested.

                  (Y) Excess Borrowing Availability. After giving effect to all transactions contemplated to occur on the Closing Date under the Acquisition/Capitalization Documents, and the making of all Loans being made on the Closing Date, Excess Borrowing Availability shall be at least Six Million Dollars ($6,000,000).

                  (Z) Existing Seller Debts. Unless and except to such extent as otherwise may be expressly provided in SCHEDULE 10.1, all Seller Debts existing on the Closing Date (exclusive of any arising in connection with the Current Acquisitions) shall either: (i) be fully paid and satisfied on the Closing Date; (ii) be made the subject of a Seller Subordination Agreement on the Closing Date; or (iii) be the subject of an escrow arrangement, the form and substance of which shall be subject to Agent's approval, but which, in any event, shall provide as follows: (A) an amount sufficient to pay in full each Seller Debt made subject thereto (herein, each "Escrowed Seller Debt"), including principal, accrued interest thereon through at least January 7, 2000 and any prepayment premium, shall be withdrawn on the Closing Date from the ACS Investment and deposited in an escrow account (the "Escrow Account"), to be established on or prior to the Closing Date with SouthTrust Bank, Atlanta or another financial institution not a Lender but otherwise mutually acceptable to Borrower and Agent (the "Escrow Agent"); (B) no funds on deposit in the Escrow Account shall be withdrawn therefrom except to pay Escrowed Seller Debt or as set forth below; (C) each Escrowed Seller Debt shall be paid in full from funds on deposit in the Escrow Account not later than January 7, 2000; (D) to the extent that at such time as all Escrowed Seller Debt has been paid in full there exists any funds in the Escrow Account, then such remainder shall be applied by Borrower against Revolving Loans then outstanding and, thereafter, the amount of such payment shall be reserved against borrowing availability in respect of Revolving Loans, to be made available for Borrower to pay other Seller Debts as then or thereafter may become due and payable; and (E) neither the Agent, nor any Lender, nor ACS, nor the Escrow Agent, nor any other Person shall at any time have any Lien on any funds on deposit in the Escrow Account, or in the Escrow Account itself.

                  7.2 Conditions to All Loans. The obligations of Lenders to make Loans and of the Issuing Lender to issue Letters of Credit on any date ("Funding Date") are subject to the further conditions precedent set forth below.

                  (A) Agent shall have received a Notice of Borrowing requesting an advance of a Loan or, as appropriate, the Issuing Lender shall have received a notice requesting such Letter of Credit.

                  (B) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan or a Letter of Credit shall constitute a representation and warranty by Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

                  (C) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

                  (D) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making any Loan or the Issuing Lender from issuing any Letter of Credit.


                                   SECTION 8
                          ASSIGNMENT AND PARTICIPATION

                  8.1 Assignments and Participations in Loans and Notes. Each Lender may assign, subject to the terms of a Lender Addition Agreement, its rights and delegate its obligations under this Agreement to another Person, provided that, unless the assignment is to an Affiliate of the assigning Lender or to another Lender, such Lender shall first obtain the written consent (not to be unreasonably withheld, conditioned or delayed) of Agent, and, provided no Default or Event of Default has occurred which is then continuing, Borrower;
(b) the Commitments (and Loans) being assigned must include all types of Commitments and Loans and equal Pro Rata Shares of each type of Commitment and Loans; (c) the principal amount of the Commitments and Loans being assigned shall in no event be less than the lesser of (i) Five Million Dollars ($5,000,000) and (ii) the entire amount of such Lender's Pro Rata Shares of such Commitments and Loans; (d) any assignee that is a foreign bank shall have complied with Section 1.7(A) hereof; and (e) upon the consummation of each such assignment, the assigning Lender shall pay Agent an administrative fee of Three Thousand Five Hundred Dollars ($3,500) and any expenses reasonably incurred by Agent (or its legal counsel) in giving effect to such assignment. The administrative fee referred to in clause (e) of the preceding sentence shall not apply to an assignment from a Lender to an Affiliate of such Lender. Upon the valid effectuation of an assignment authorized under this subsection 8.1, the assignee shall become a Lender and shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Commitments and Loans, or portion thereof, validly assigned.

                  Each Lender (including Wachovia) may also sell participations in all or any part of its Commitments and Loans to another Person, provided that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder.

                  Except as otherwise provided in this subsection 8.1, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants approved by Borrower), subject to the provisions of Section 9.13 concerning confidentiality.

                  Borrower agrees that it will assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above.

                  Agent shall provide Borrower with written notice of the name and address of any new Lender after the date hereof.

                  Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a "Lender" hereunder unless such Person shall also be capable of making LIBOR Loans.


                  8.2 Agent.

                  (A) Appointment. Each Lender hereby designates and appoints Wachovia as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that the consent of certain Lenders be obtained in certain instances as provided in subsections 8.3 and 9.2. Agent agrees to act as such on the express conditions contained in this subsection
8.2 (other than subsections (G) and (H) below). The provisions of this subsection 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  (B) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                  (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all of the Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

                  (D) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                  (E) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this subsection shall survive the payment in full of the Obligations and the termination of this Agreement.

                  (F) Agent Individually. With respect to its obligations under the Commitments, the Loans made by it, and the Notes issued to it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Agent may lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if it were not acting as Agent pursuant hereto.

                  (G) Successor Agent.

                  (1) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty
(30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

                  (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (1) above, the Requisite Lenders shall appoint a successor Agent. If a successor Agent shall not have been so appointed within thirty (30) days, the retiring Agent shall then appoint a successor Agent from among the Lenders who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                  (3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                  (H) Collateral Matters.

                  (1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Security Documents
(i) upon termination of the Revolving Loan Commitment and payment and satisfaction of all Obligations (other than contingent indemnification Obligations not then due and payable); (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement, and Agent may rely in good faith conclusively on any such certificate, without further inquiry (it being understood that no release by Agent on any Inventory shall be necessary if such Inventory is sold in the Ordinary Course of Business); or (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

                  (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders, each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of subsection 8.2(H)(1). Upon receipt by Agent of confirmation from the requisite percentage of Lenders required by subsection 8.2(H)(1), if any, of its authority to release or compromise any particular item or types of property covered by the Security Documents, and upon at least ten (10) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent's reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (ii) such release or compromise shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents.

                  (3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

                  (I) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

                  (J) Dissemination of Information. Agent will use its best efforts to provide Lenders with any information received by Agent from Borrower or any other Loan Party which is required to be provided to a Lender hereunder, provided that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

                  8.3 Amendments, Consents and Waivers for Certain Actions. In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent.

                  8.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with concurrent or reasonably prompt subsequent notice to Borrower (any prior notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

                  8.5 Disbursement of Funds. Agent shall, at all times subject to the terms and conditions hereof, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if

Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of the Loan requested by Borrower no later than noon (Atlanta time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall promptly, but in any event within five (5) Business Days after receipt of such notice, repay such amount to Agent. Any repayment required pursuant to this subsection 8.5 shall be without premium or penalty. Nothing in this subsection 8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.



                  8.6 Disbursements of Advances; Payment.

                  (A) Settlement.

                  (1) The outstanding principal balance of each of the Revolving Loans may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 1 or Section 8.5, advances and payments of Revolving Loans will be settled among Agent and Lenders according to the procedures described in this subsection 8.6. Notwithstanding these procedures, each Lender's obligation to fund its portion of any Revolving Loans made by Agent to Borrower will commence on the date such Loans are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                  (2) On the first (1st) Business Day of each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's Pro Rata Share of each Revolving Loan balance as of the close of business of the (2nd) second Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's required Pro Rata Share of each Loan balance to such Lender's actual Pro Rata Share of each Revolving Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 1:00 p.m. (Atlanta time) on the Business Day following the Settlement Date.

                  (3) For purposes of this subsection 8.6(A)(3), the following terms and conditions will have the meanings indicated:

                  (1) "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on each Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on each Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

                  (2) "Daily Interest Rate" means an amount calculated by dividing the per annum interest rate payable to a Lender on each Revolving Loan by three hundred sixty (360).

                  (3) "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of each Revolving Loan by the associated Daily Interest Rate on that Loan.

                  (4) "Interest Ratio" means a number calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrower during the immediately preceding month.

On the first (1st) Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's Pro Rata Share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Lender Addition Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (Atlanta time) on the Interest Settlement Date, such Lender's Pro Rata Share of interest and fees on each of the Loans. Such Lender's Pro Rata Share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan. Such Lender's Pro Rata Share of each of the fees described in subsection 1.2(B) to which it is entitled shall be paid and calculated in a manner consistent with the payment and calculation of interest as described in this subsection 8.6(A).


                  (B) Related Fee Payments. Payments of all other interest, fees and expenses not otherwise described in subsection 8.6(A) will be settled on the first Business Day of each week following receipt of such payment by Agent in accordance with the provisions of Section 1.

                  (C) Availability of Lender's Pro Rata Share.

                  (1) Unless Agent has been notified by a Lender prior to a Funding Date of such Lender's intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the

Business Day following the next Settlement Date. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind plus interest thereon, until fully paid, at the Federal Funds Effective Date, and pending such full payment, such Lender's voting rights hereunder shall be suspended.

                  (2) Nothing contained in this subsection 8.6(C) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                  (D) Return of Payments.

                  (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

                  (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                  (E) The determination of whether Borrower has paid any amount due hereunder shall not be affected by the provisions of subsections (A) through (D) of this Section 8.6.

                  8.7 Documentation Agent and Syndication Agent. Agent may, at any time or from time to time, appoint one or more Lenders as "Documentation Agent" or "Syndication Agent" hereunder, and such Lender(s) may publicize such fact. Any such designation shall not confer upon such designee any rights, privileges, powers, duties, immunities, indemnities or other benefits granted to, or assumed by, Agent hereunder, but shall be honorary only.


                                   SECTION 9
                                 MISCELLANEOUS

                  9.1 Indemnities. Borrower agrees to indemnify, save, and hold Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee in any action, claim, suit, proceeding or investigation (whether or not the Indemnitee is a party thereto) as a result of its being a party to this Agreement or any other Loan Document, or its exercise of any rights or remedies hereunder, thereunder or under applicable law, including, without limitation, by reason of any defense, setoff, claim, counterclaim, recoupment or reduction of liability asserted by any Person obligated to Borrower or any Affiliate Guarantor (or to whom Borrower or any Affiliate Guarantor is otherwise obligated) in respect of any Collateral; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from either (i) the gross negligence or willful misconduct of that Indemnitee or
(ii) the breach by any Indemnitee of any term of this Agreement or any Loan Document binding on it. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.

                  9.2 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; provided, that except to the extent permitted by the applicable Lender Addition Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase any Lender's Commitment; (b) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (c) extend the Expiry Date, or change any date fixed for any payment of principal, interest or fees; (d) change the aggregate unpaid principal amount of the Loans; (e) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (f) release Collateral (except if the sale or disposition of such Collateral is permitted under subsection 8.2 or any other Loan Document); (g) amend or waive this Section 9.2 or any of the definitions of the terms used in this Section 9.2 insofar as the definitions affect the substance of this Section 9.2; (h) change the requirement that all Lenders must consent to any proposed Acquisition before it can be an Approved Acquisition; or (i) change the form or manner in which interest is required to be paid; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral for the ratable benefit of the Lenders pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances unless and except to the extent (if any) such notice or demand otherwise is required pursuant hereto or pursuant to any other Loan Document. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by a Loan Party, on such Loan Party.

                  9.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be delivered by hand, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been received: (a) if delivered by hand, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 5:00 p.m. (Atlanta time);
(c) if delivered by overnight courier, two (2) Business Days after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, seven (7) Business Days after deposit with postage prepaid and properly addressed.

         Notices shall be addressed as follows:


         If to Borrower             Clear Communications Group, Inc.
         or any Affiliate           440 Interstate North Parkway
         Guarantor:                 Atlanta, Georgia  30339
                                    ATTN:  Chief Financial Officer
                                    Telecopy:  (770) 763-5635

         With a copy to:            Smith, Gambrell & Russell, LLP
                                    Suite 3100, Promenade II
                                    1230 Peachtree Street, N.E.
                                    Atlanta, Georgia  30309
                                    ATTN:  L. Brett Lockwood, Esq.
                                    Telecopy:  (404) 815-3509

         If to Agent or
         Wachovia:                  Wachovia Bank, N.A.
                                    191 Peachtree Street
                                    Atlanta, Georgia  30303
                                    ATTN:  Laurie Galliano, V.P. (MC212)
                                    Telecopy:   (404) 332-6920

         With a copy to:            King & Spalding
                                    191 Peachtree Street
                                    Atlanta, Georgia  30303
                                    ATTN:  Gerald T. Woods, Esq.
                                    Telecopy:   (404) 572-5149

If to any Other  Lender:   To the address set forth beneath such Lender's name
                           on the signature  page hereto, or in the applicable
                           Lender Addition Agreement

                  9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

                  9.5 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshall any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

                  9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

                  9.7 Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

                  9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

                  9.9 Applicable Law. THIS AGREEMENT AND, UNLESS EXPRESSLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA.

                  9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

                  9.11 No Fiduciary Relationship. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender.

                  9.12 Construction. Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender and Borrower.

                  9.13 Confidentiality. Each party hereto agrees to exercise its best efforts to keep any non-public information contained in or delivered pursuant to the Loan Documents confidential from Persons other than those employed by or engaged by such party and, in the case of Lenders, and those employed by or engaged by each such Lender's assignees or participants, or potential assignees or participants who, in each instance, need to know such information to evaluate or administer the Loan Documents. This subsection shall not apply to disclosures required to be made by any party to any regulatory or governmental agency or pursuant to legal process.

                  9.14 Consent to Jurisdiction and Service of Process.

                  (1) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN ATLANTA, GEORGIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

                  (2) EACH PARTY HERETO DESIGNATES AND APPOINTS CSC THE UNITED STATES CORPORATION COMPANY AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY SUCH PARTY WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO EACH PARTY AT ITS ADDRESS PROVIDED IN SUBSECTION 9.3 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                  9.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION,

INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR THE LENDER LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OTHER PARTY HERETO.

                  9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.2(J), 1.7, 9.1 and 9.20 shall survive the payment of the Loans and the termination of this Agreement.

                  9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

                  9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                  9.19 Press Release; Public Offering Materials. Borrower will not and will not permit any of its Subsidiaries to disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party, except as required by applicable law or with such Person's consent.

                  9.20 Expenses and Attorneys Fees. Borrower shall promptly pay all reasonable fees, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents (including any amendments, modifications and waivers). The foregoing shall include, but not be limited to, audit and appraisal costs, costs of lien searches, filings and filing fees and taxes, and costs, fees or expenses (including wire charges) which Agent incurs to any bank in connection with the forwarding of any proceeds of Loans, the receipt or depositing for collection of any item of payment, and the administration of any Dominion Account, as hereinafter defined in Section 10.1. The foregoing shall not include, however, costs, fees or expenses associated with assignments made under Section 8.1, unless such assignment was initiated by Borrower pursuant to Section 1.8. Borrower further agrees to promptly pay all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with any action to enforce any Loan Document, to collect any payments due from Borrower or any other Loan Party or to enforce any rights in Collateral, including, without limitation, any costs, fees or expenses incurred by Agent in protecting, preserving, assembling, refurbishing, repossessing, preparing for sale and selling any Collateral. All fees, costs and expenses for which Borrower is responsible under this subsection shall be deemed part of the Obligations when incurred, payable in accordance with the terms of Section 1.4 and secured by the Collateral.


                                  SECTION 10
                                  DEFINITIONS

                  10.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined. Capitalized terms used in this Agreement, but not defined herein, shall have the meanings given to such terms in the Security Agreement.

                  "Accounts" has the meaning given to such term in the Security Agreement.

                  "Acquisition" means the acquisition by a Person (by purchase, exchange, merger, consolidation or otherwise) of (i) all, or substantially all, Equity Interests of another Person, or (ii) all, or substantially all, of the operating assets or property of another Person, or assets or property which constitute all, or substantially all, of the assets of a division or a separate (or separable) line of business of another Person.

                  "Acquisition Loan Commitments" has the meaning given to such term in Section 1.1(C).

                  "Acquisition Loan Balance" has the meaning given to such term in Section 1.1(C).

                  "Acquisition Loan Expiry Date" means the earlier of (i) November 1, 2001 or (ii) that date on which the Acquisition Loan Commitments are fully disbursed.

                  "Acquisition Target" has the meaning set forth in the definition of "Approved Acquisition."

                  "ACS" means American Capital Strategies, Ltd.

                  "ACS Agreements" means the Note and Equity Purchase Agreement, dated on or about the Closing Date, between the Loan Parties and ACS, pertaining to the ACS Investment and all documents, instruments, certificates and agreement executed and delivered between such parties in connection therewith.

                  "ACS Subordination Agreement" means the Subordination and Intercreditor Agreement, dated on or about the Closing Date, between ACS and Agent, pertaining to the subordination of the ACS Investment and security therefor, as it may be amended or modified hereafter. The ACS Intercreditor Agreement shall be substantially in the form of EXHIBIT D annexed hereto.

                  "ACS Investment" means not less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000) in Subordinated Indebtedness of Borrower purchased, at par, to the extent of Thirteen Million Dollars ($13,000,000), by ACS on the Closing Date, and being made available to ACS by Borrower for purchase, at par, at any time within one (1) year after the Closing Date, to the extent of the remainder, in accordance with the terms of the ACS Agreements. The term "ACS Investment" shall also include, without limitation, any promissory note issued pursuant to the ACS Agreements to evidence the Loan Parties' Indebtedness arising in payment of any purchase price upon the exercise of any put option by the holder of any warrants issued by Parent pursuant to the ACS Agreements in consideration of the cash investment by ACS referenced hereinabove.

                  "Additional Mortgage" has the meaning ascribed to such term in Section 2.8.

                  "Additional Mortgage Policies" has the meaning ascribed to such term in Section 2.8.

                  "Additional Mortgaged Property" has the meaning ascribed to such term in Section 2.8.

                  "Adjusted Net Earnings," with respect to any fiscal period of any Person, means the net earnings (or loss) for such fiscal period of such Person, and its Consolidated Subsidiaries, all as reflected on the financial statements of such Person and its Consolidated Subsidiaries supplied to Agent pursuant to subsection 4.1 or in furtherance of making any Approved Acquisition, but excluding: (i) any gain or loss arising from the sale of capital assets; (ii) any non-cash gain or loss arising from any write-up or write-down of assets during such period; (iii) earnings of any Subsidiary of each Person accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by such Person or any Consolidated Subsidiary, realized by such Person prior to the date of such acquisition; (v) net earnings of any entity (other than a Subsidiary of such Person) in which such Person has an ownership interest unless such net earnings have actually been received by such Person or any Consolidated Subsidiary in the form of cash Restricted Junior Payments; (vi) any portion of the net earnings of any Subsidiary of such Person which for any reason is unavailable for payment of Restricted Junior Payments to such Person; (vii) the earnings of any Person to which any assets of such Person or any Consolidated Subsidiary shall have been sold, transferred or disposed of, or into which such Person shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Equity Interests in such Person or any Consolidated Subsidiary; and (ix) any gain or loss arising from extraordinary or non-recurring items; all as determined on a Consolidated basis in accordance with GAAP.

                  "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, Borrower;
         (b) directly or indirectly owning or holding ten percent (10%) or more of any Equity Interest in Borrower; or (c) ten percent (10%) or more of whose Equity Interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests, by contract or otherwise. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Loan Party and
         (b) none of the Loan Parties shall themselves be deemed to be Affiliates.

                  "Affiliate Subordination Agreement" means the Affiliate Subordination Agreement dated as of the Closing Date, among Agent, the Loan Parties, Stephen F. Johnston, Sr., Clear Investors and DFW, as such agreement may thereafter be amended, supplemented or otherwise modified from time to time. The Affiliate Subordination Agreement shall be substantially in the form of EXHIBIT E annexed hereto.

                  "Affiliate Guarantors" has the meaning set forth in the preamble to this Agreement.

                  "Agent" means Wachovia in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to subsection 8.2.

                  "Agreement" means this Credit Agreement (including all schedules and exhibits hereto).

                  "Annualization Period" means the period from the Initial Test Month through the fiscal month of Borrower ending March 31, 2000.

                  "Annualized" means, in respect of any revenue, income, expenditure or expense item used in the financial covenants set forth in Section 4.2, a method of calculation whereby, during the Annualization Period, such item is computed by adding together the month-to-month components of such item, beginning with the fiscal month of Borrower ending April 30, 1999 and ending with the fiscal month then most recently completed, dividing the sum resulting by the number of fiscal months completed since April 1, 1999 (inclusive of the fiscal month of Borrower then most recently completed), and multiplying the quotient resulting by the number twelve (12); provided, however, that, in the case of Interest Expense in relation to the ACS Investment, "Annualized" shall mean, instead, the amount thereof determined from month-to-month, beginning with the Initial Test Month and ending with the fiscal month then most recently completed, dividing the sum resulting by the number of fiscal months completed since the Initial Test Month (inclusive of the fiscal month then most recently completed), and multiplying the quotient resulting by the number twelve (12).

                  "Applicable Margin" means: (i) for the period from the Closing Date through, but not including, the fiscal month ending March 31, 2000 (the "Adjustment Start Date") the per annum rates set forth at Level IV in the rate table set forth below; and (ii) beginning with the Adjustment Start Date, the "Applicable Margin" shall be subject to adjustment (up or down), based upon the then effective Total Debt Coverage, in accordance with the rate table set forth below:


                                                                                                      Applicable
                                   Applicable Margin      Applicable Margin     Applicable Margin     Margin for
              If Total Debt        for Revolving Loans    for Term Loan shall   for Acquisition       Unused Loan
  Level       Coverage is:         shall be:              be:                   Loans shall be:       Fees shall be:
--------------------------------------------------------------------------------------------------------------------
                                                Base                 Base                  Base
                                    LIBOR       Rate      LIBOR      Rate       LIBOR      Rate
--------------------------------------------------------------------------------------------------------------------
    I
                                    2.75%       1.25%     2.75%      1.25%      2.75%      1.25%         .375%
                 <2.00:1
   II
            <2.50:1, >2.00:1        3.00%       1.50%     3.00%      1.50%      3.00%      1.50%         .375%
                     -


                                                                                                      Applicable
                                   Applicable Margin      Applicable Margin     Applicable Margin     Margin for
              If Total Debt        for Revolving Loans    for Term Loan shall   for Acquisition       Unused Loan
  Level       Coverage is:         shall be:              be:                   Loans shall be:       Fees shall be:
 -------------------------------------------------------------------------------------------------------------------

                                                Base                 Base                  Base
                                    LIBOR       Rate      LIBOR      Rate       LIBOR      Rate
--------------------------------------------------------------------------------------------------------------------
   III
             <3.00:1,>2.50:1        3.25%       1.75%     3.25%      1.75%      3.25%      1.75%          .50%
                     -
   IV
             <3.50:1,>3.00:1        3.50%       2.00%     3.50%      2.00%      3.50%      2.00%          .50%
                     -
    V
                 >3.50:1            3.75%       2.25%     3.75%      2.25%      3.75%      2.25%          .50%
                 -

         That is to say, the Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrower as measured by the Total Debt Coverage for the Test Period ending March 31, 2000; i.e., the first such determination (and any resulting increase or reduction) shall be made from Borrower's financial statements as of and for the fiscal year of Borrower ending December 31, 1999. Any such increase or reduction in the Applicable Margin provided for herein shall be effective on the first day of the next month following receipt by Agent of the applicable financial statements and corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrower setting forth Total Debt Coverage are not received by Agent by the date required pursuant to
         Section 4.1 of this Agreement, the Applicable Margin shall be determined at Level V of the rate table set forth above, commencing on the date when any cure period in respect of Borrower's failure to deliver such financial statements and Compliance Certificate shall have expired and continuing until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure timely to deliver such financial statements or Compliance Certificate has been waived in writing by the Requisite Lenders.

                  "Approved Acquisition" shall mean any Acquisition made subsequent to the Closing Date which meets each of the following conditions, to the sole satisfaction of all Lenders: (i) each Lender shall have received at least thirty (30) days prior to the intended date of consummation of the Acquisition a report (the "Acquisition Report") in substantially the form of EXHIBIT G, (ii) at or prior to the closing of the Acquisition, the Acquisition shall have been approved by the board of directors or other comparable governing body of the Acquisition Target (as hereinafter defined); (iii) the Person, operating assets or line of business acquired (herein, the "Acquisition Target") shall be in a Permitted Business; (iv) no Event of Default or Default shall exist at the time of such Acquisition or would result from, or be caused by, its consummation; (v) any change in the organizational structure of Borrower and its Subsidiaries resulting from the Acquisition; e.g., any merger or consolidation, shall be made in accordance with the terms of Section 3.6; (vi) prior to or upon consummation of each such Acquisition, Agent shall have received (A) copies of all material documents, instruments, certificates and agreements executed by, between or among Borrower or any of its Subsidiaries and the Acquisition Target (or the Person or Persons selling the Acquisition Target) evidencing, governing or relating to such Acquisition; and (B) such documents and instruments as Agent shall determine may be necessary or advisable to grant or confirm to Agent a Lien on or security interest in the Equity Interests, operating assets or line of business so acquired subject to no other Liens, except Permitted Encumbrances, and (C) if the Acquisition Target is acquired by, and not merged into, Borrower or any existing Affiliate Guarantor, a Pledge Agreement in respect of such Person's Equity Interests in accordance with Section 2.6 and a joinder agreement in respect of such Person as an Affiliate Guarantor hereunder in accordance with Section 3.13; (vii) at the time of the closing of such Acquisition, Borrower must demonstrate to the sole satisfaction of the Lenders its compliance with all financial covenants set forth in Section 4.2 hereof, on a pro forma basis, giving effect to such Acquisition as of the end of the then most recently concluded fiscal quarter of Borrower for which financial reports are then available, on an historical basis, for the respective twelve (12) fiscal months period then ended, as reflected on restated financial statements (including income statements, balance sheets and cash flow summaries) for such fiscal period for Borrower, its Consolidated Subsidiaries and the Acquisition Target on a Consolidated basis (except that during the Annualization Period, such financial statements shall be, as appropriate, Annualized); (viii) at the time of closing of such Acquisition, Borrower must also demonstrate to the sole satisfaction of the Lenders that, on a pro forma basis, over the twelve (12) fiscal months ending as of the most recently concluded fiscal month of the Acquisition Target prior to the Acquisition for which financial statements are available (the "test ending fiscal month"), the Acquisition Target, on a stand alone basis, had a positive EBITDA; (ix) to the extent that payment of any portion of the cost of any Acquisition is deferred, all purchase money Indebtedness arising therefrom must be Subordinated Indebtedness; (x) if any Acquisition Loan is to be used to finance, in whole or in part, such Acquisition, the total amount thereof shall not exceed one hundred percent (100%) of the purchase price of such Acquisition (including all expenses associated therewith); (xi) the Acquisition Target must be domiciled in, and have a majority of its business operations in, the continental United States; (xii) the Acquisition Target must be Y2K Compliant at time of Acquisition or, for any Acquisition occurring before November 30, 1999, must be capable of being Y2K Compliant by November 30, 1999; (xiii) the Acquisition shall be closed substantially in accordance with the terms thereof, as reflected in the Acquisition Report, unless otherwise approved by the Lenders; and
         (xiv) on the date of closing of such Acquisition, Agent shall have received from an Executive Officer, a certificate, in substantially the form of EXHIBIT H, confirming to Agent compliance with all the foregoing conditions (including, where appropriate, calculations of covenant compliance).

                  "Arranger" means Wachovia Securities, Inc., its successor and assigns.

                  "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any of the following: (a) any of the stock of any of Borrower's Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries, other than dispositions permitted by subsection 3.7(a).

                  "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

                  "Base Rate Loans" has the meaning set forth in Section 1.2(A)(1).

                  "Borrower" has the meaning ascribed to that term in the preamble of this Agreement.

                  "Business Day" means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia, or is a day on which banking institutions located in such state are closed, and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank LIBOR market.

                  "Capital Lease" means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                  "Capitalization/Acquisition Documents" means, collectively, the Junior Capital Infusion Documents and the Current Acquisitions Documents.

                  "CDS" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Clear Investors" means Clear Investors, LLC, a Georgia limited liability company.

                  "Closing Date" means the date first inscribed hereinabove on the cover page to this Agreement.

                  "Closing Date Mortgage" has the meaning ascribed to such term in Section 7.1.

                  "Closing Date Mortgage Policies" has the meaning ascribed to such term in Section 7.1.

                  "Closing Date Mortgaged Property" has the meaning ascribed to such term in Section 7.1.

                  "Collateral" means, collectively: (a) all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Security Documents as security for all obligations of the Loan Parties hereunder and (b) any property or interest provided in addition to or in substitution for any of the foregoing.

                  "Collateral Location" means: (i) the principal place of business and chief executive office of Parent, Borrower and each Affiliate Guarantor; and (ii) each other location on which, from time to time, any of the Collateral (including books and records respecting intangible assets constituting Collateral) is or may be located. Without limitation of the foregoing, the term "Collateral Location" shall include public warehouses where Collateral may be warehoused from time to time.

                  "Commitments" means, for each Lender or all Lenders, as the case may be, its or their respective Term Loan Commitments, Revolving Loan Commitments and/or Acquisition Loan Commitments. The term "Commitments" shall also include, as to the Issuing Lender, its LC Commitment.

                  "Communications Act" means the Communications Act of 1934, as amended (including the Telecommunications Act of 1996), and the rules and regulations issued thereunder, as from time to time in effect.

                  "Conforming Leasehold Interest" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Agent (which writing has been delivered to Agent), whether under terms of the applicable lease, under the terms of landlord's agreement, or otherwise, to the matters described in the definition of "Landlord's Agreement," which interest, if a subleasehold interest or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

                  "Consolidated," for financial, accounting and reporting purposes, means the consolidated financial status, performance or condition of Borrower and its Subsidiaries, determined in accordance with GAAP.

                  "CPM" has the meaning ascribed to such term in the initial recitals to this Agreement.

                  "CTI" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Current Acquisitions" means, collectively, the Acquisition by Borrower of all Equity Interests in, and/or the business and assets of, each of TWR, TLI,

         RTC, MTG and SDI pursuant to the Current Acquisitions Documents on the Closing Date.

                  "Current Acquisitions Closing Costs" means, collectively, the total cash consideration payable by Borrower to consummate the Current Acquisitions plus all closing costs related thereto.

                  "Current Acquisitions Documents" means, collectively, (i) the Stock Purchase Agreement, dated on or about the Closing Date, by and among Borrower, TWR and SDI (among others) pertaining to the Acquisition by Borrower of TWR, TLI, RTC and SDI; and (ii) the Asset Purchase Agreement, dated on or about the Closing Date, by and between CPM (as assignee of Borrower) and MTG (among others) pertaining to the Acquisition by CPM of the assets of MTG; together with all schedules and exhibits thereto, and all documents, instruments, certificates or agreements executed or exchanged in connection therewith, including any documents, instructions or agreements pertaining to any Seller Debts.

                  "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

                  "DFW" means DFW Capital Partners, L.P., a Delaware limited partnership affiliated with DeMuth, Folger & Wetherill.

                  "Dominion Account" has the meaning given to such term in the Security Agreement.

                  "EBITDA," with respect to any Person, for any fiscal period of such Person, means Adjusted Net Earnings of such Person for such period, plus, to the extent deducted in computing such Adjusted Net Earnings, (a) Interest Expense, (b) any provision for income taxes,
         (c) depreciation expense, and (d) amortization expense; all determined on a Consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP; provided, however, that, in computing EBITDA of Borrower, (i) for the purpose of determining whether any proposed Acquisition will be an Approved Acquisition, and
         (ii) for the twelve (12) fiscal months of Borrower ending subsequent to each Approved Acquisition, EBITDA shall be based, in part, on the historical EBITDA of the Acquisition Target prior to its Acquisition (for the applicable number of fiscal months), after giving effect, however, to such pro forma adjustments therein for any owner compensation at the Acquisition Target, net savings related to any duplicate customer service related positions, facilities closures and other immediately realizable adjustments, all as proposed by Borrower, and reviewed and approved by all Lenders (it being understood that, in each Acquisition, the Lenders must underwrite the proposed amounts and permanency of all such adjustments) prior to their being permitted hereunder.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or
         (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "Equity Interests" means the interest of a shareholder in a corporation, a partner (whether general or limited) in a partnership (whether general, limited or limited liability), a member in a limited liability company, or any other Person having any other form of equity security.

                  "Escrowed Seller Debt" has the meaning given to such term in
         Section 7.1(Z).

                  "Excess Borrowing Availability" means the amount (if any) by which, on any date of determination, (A) the Maximum Revolving Loan Balance exceeds (B) the higher of (1) the sum of all Revolving Loans and LC Exposure outstanding on the determination date, or (2) the daily average amount of outstanding Revolving Loans and LC Exposure over the consecutive thirty (30) days period preceding the determination date (or, if less, the number of days following the Closing Date; or, as applicable, for any determination made on the Closing Date, the Closing Date itself).

                  "Excess Revolving Loans" has the meaning set forth in Section 1.1(A).

                  "Effective Officer" means any of the following officers of the Borrowers regardless of title; its chief executive officer, its chief operating officer and its chief financial officer.

                  "Existing Credit Agreement" means the Credit Agreement, dated as of May 19, 1998, made by and between the Borrower and Fleet National Bank, individually and as administrative agent, among others, as modified or amended through the Closing Date.

                  "Expiry Date" means that date which constitutes the fifth
         (5th) anniversary of the Closing Date; namely, November 1, 2004.

                  "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now or hereafter or heretofore owned, leased, operated or used by any Loan Party or any of their respective predecessors.

                  "FAA" means The Federal Aviation Administration or any governmental authority succeeding to any of its functions.

                  "FCC" means The Federal Communications Commission or any governmental authority succeeding to any of its functions.

                  "FCC Licenses" means any telephone, microwave, personal communications, paging or other license, authorization, certificate of compliance, franchise, approval or permit, granted or issued by the FCC and held by any of the Loan Parties which enables such Loan Party to engage in its business.

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, tot he next 1/100 of 1%) of the quotations for such day for such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by it.

                  "Fee Letter" means that certain fee letter, dated on or prior to the Closing Date, among Arranger, Wachovia and Borrower, respecting certain fees to be paid by Borrower to Agent and Arranger in conjunction with the transactions contemplated hereby.

                  "Flood Hazard Property" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency (FEMA) as having special flood or mud slide hazards.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Franchise" means any franchise, right of way, permit, license or other authorization granted by any Governmental Authority, including all laws, regulations and ordinance relating thereto, for the construction, operation and maintenance of a telecommunications system, or for the provision of purchase of telecommunications services, and shall include all FCC Licenses and certificates of compliance or other documents which are required to be issued by or filed with the FCC.

                  "Funded Debt" means, collectively, all interest-bearing (including imputed interest) Indebtedness, including, without limitation, all Loans, all purchase money Indebtedness, all capital lease obligations, all Seller Debts, the ACS Investment and any Subordinated Indebtedness. For purposes hereof, the term "Funded Debt" shall also include, but without limitation, all LC Exposure.

                  "Funding Date" has the meaning set forth in Section 7.2.

                  "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of `Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. Without limiting the foregoing, "Governmental Authority" shall include the FCC and the FAA.

                  "Guaranteed Obligations" has the meaning set forth in Section 1.9.

                  "Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Indebtedness", as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument (other than trade accounts payable arising in the Ordinary Course of Business); provided, that the amount of any such obligation based on the revenues or profits of an acquired business or entity shall equal only the amount that has become fixed or determinable pursuant to the terms of such obligation; (e) payments owing in connection with existing or future Acquisitions under noncompete agreements, earn-out guaranties and similar arrangements; and (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

                  "Initial Test Month" means the fiscal month of Borrower ending October 31, 1999.

                  "Interest Expense" means, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Products accrued during such period (whether or not actually paid or received during such period) including fees, but excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Interest Rate Protection Products in effect on the date hereof plus (c) all fees, including letter of credit fees and expenses, incurred hereunder during such period.

                  "Interest Rate Protection Products" means any interest rate cap agreements, interest rate swap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

                  "IRC" means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.

                  "ISD" has the meaning ascribed to such term in the preamble to this Agreement."

                  "Issuing Lender" means Wachovia, in its capacity as issuer of Letters of Credit.

                  "Junior Capital Infusion" means the infusion of not less than Twenty-Five Million Dollars ($25,000,000) in cash capital into Borrower, effective on the Closing Date, pursuant to the Junior Capital Infusion Documents (of which a portion, equal to not more than Four Million Five Hundred Thousand Dollars ($4,500,000) may be committed, but not disbursed).

                  "Junior Capital Infusion Documents" means, collectively, (i) the Stratford Agreements and (ii) the ACS Agreements.

                  "Landlord's Agreement" means an agreement between a lessor (and any sublessor) of a Collateral Location (which for purposes hereof, shall include the owner/operator of any public warehouse which is a Collateral Location) and Agent in the form of EXHIBIT I, with such variations as Agent and Borrower may mutually agree from time to time.

                  "LC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit for the account of the Borrower, as the amount of such commitment may be increased or reduced from time to time by the written agreement of the Borrower, the Issuing Lender, the Requisite Lenders and Agent. The initial amount of the LC Commitment shall be Two Million Dollars ($2,000,000).

                  "LC Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

                  "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

                  "Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Agent in its sole discretion as not being required to be included in the Collateral.

                  "Lender" or "Lenders" means Wachovia and First Union National Bank, initially, together with and including each of their respective successors and permitted assigns pursuant to subsection 8.1. The term "Lender" shall include the Issuing Lender, unless otherwise expressly provided.

                  "Lender Addition Agreement" means an agreement, to be substantially in the form of EXHIBIT J, among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Commitments and other interests under this Agreement and the other Loan Documents.

                  "Lending Office" means, for Wachovia, the address set forth in Section 9.3, and for each other Lender, the address set forth for such Lender on the signature page to this Agreement or in the applicable Lender Addition Agreement.

                  "Letter of Credit" means a commercial or standby letter of credit issued to a third party beneficiary for the account of any Loan Party in the Ordinary Course of Business of such Loan Party.

                  "LIBOR" has the meaning set forth in Section 1.2(A).

                  "LIBOR Breakage Fee" has the meaning set forth in Section 1.2(J).

                  "LIBOR Loans" has the meaning set forth in Section 1.2(A)(2).

                  "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

                  "Loans" means the Term Loan, the Revolving Loans and the Acquisition Loans, or any of them, as the case may be.

                  "Loan Documents" means this Agreement, the Notes, the Security Documents and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender (or, in the case of Interest Rate Products, an Affiliate of a Lender) in connection with the Loans, any Letters of Credit, any Interest Rate Products and any other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.

                  "Loan Party" means, collectively, Borrower, each Affiliate Guarantor and any other Person (other than Agent and each Lender) which is or becomes a party to any Loan Document.

                  "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries (taken as a whole) or (b) the material impairment of the ability of Borrower and the other Loan Parties (taken as a whole) to perform its obligations under this Agreement, any Note or the Security Agreement to which it is a party or of Agent or any Lender to enforce this Agreement, any Note or the Security Agreement or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

                  "Material Leasehold Property" means a Leasehold Property reasonably determined by Agent to be of material value as Collateral or of material importance to the operations of the Loan Parties.

                  "Materiality Threshold" means One Hundred Thousand Dollars ($100,000).

                  "Maximum Revolving Loan Balance" has the meaning ascribed to such term in Section 1.1(B).

                  "Mortgage" means (i) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, collateral assignment of leases and rents or by any similar title) executed and delivered by any Loan Party in such form as may be approved by the Agent in its sole discretion, in each case with such changes thereto as may be recommended by Agent's local counsel based on local laws or customary local practices, (ii) or at Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "Mortgages" means all such instruments, including Closing Date Mortgages and any Additional Mortgages, collectively.

                  "Mortgaged Property" means Closing Date Mortgaged Property and Additional Mortgaged Property (if any).

                  "MTG" means McKenzie Telecommunications Group, Inc., an Arizona corporation.

                  "Net Proceeds" means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease, transfer or other disposition) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property which was the subject of such disposition.

                  "Note" or "Notes" means one or more of the promissory notes of Borrower evidencing at any time the Loans, or any combination thereof. Each Note shall be substantially in the form of EXHIBIT O annexed hereto.

                  "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or any Lender (or, in the case of Interest Rate Products, any Affiliate of a Lender) under the Loan Documents, including all Loans, all reimbursement obligations owing under Letters of Credit, the principal amount of all other debts, claims and indebtedness, including indebtedness under Interest Rate Protection Products, indebtedness arising in respect of foreign exchange, cash management, corporate credit card or similar financial services offered in furtherance of the transactions contemplated hereby, accrued and unpaid interest, and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against any Loan Party. In the case of the Affiliate Guarantors, "Obligations" also includes the Guaranteed Obligations.

                  "Ordinary Course of Business" refers to an action taken by a Person if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "Parent" has the meaning assigned to such term in the initial recitals to this Agreement.

                  "Pension Plan" has the meaning ascribed to such term in
         Section 6.1(L).

                  "Permitted Business" means (i) the business conducted by Borrower and its Subsidiaries on the Closing Date; namely, the provision of broad-based telecommunications, engineering and construction services to the wireless, wireline, cable (CATV) and fiber communication industries, including radio/network engineering, RF compliance, site acquisition, site planning, construction and project management, equipment installation and optimization, structural and architectural design and engineering, ad site maintenance; and (ii) such other business as Borrower or any of its Subsidiaries may engage hereafter, subject to the prior written approval of the Requisite Lenders. The term "Permitted Business" shall not include, however, any "build-to-suit" businesses.

                  "Permitted Encumbrance" has the meaning ascribed to such term in Section 3.2(A).

                  "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

                  "Pledge Agreement" means a pledge agreement, made in favor of Agent to secure payment of the Obligations, in respect of certain Equity Interests of

         Borrower and/or any Subsidiaries, in substantially the form of EXHIBIT K; as it may be modified or amended from time to time.

                  "Pledgor" means any Person (other than Agent) party to a Pledge Agreement.

                  "Preferred Investment" shall mean the equity investment of the Preferred Shareholders in Parent made pursuant to the Preferred Investment Documents.

                  "Preferred Investment Documents" shall mean all those documents, instruments and agreements, including provisions in Parent's articles (or certificate) of incorporation and by-laws, existing on the Closing Date, evidencing, concerning or pertaining to Parent's Class A Convertible Preferred Stock and Parent's Series C Convertible Preferred Stock, as constituted on the Closing Date.

                  "Preferred Shareholders" shall mean Clear Investors, DFW and any other holders from time to time of all or portions of the Preferred Investment.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by Wachovia, as its prime rate in effect at its principal office in Atlanta, Georgia; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is but one of several interest rate basis used by Wachovia. Wachovia lends at interest rates at, above and below the Prime Rate.

                  "Pro Forma" shall have the meaning given to such term in
         Section 5.5(A).

                  "Pro Rata Share" means, for each Lender: (i) in the case of the Term Loan and matters pertinent thereto, the percentage obtained by dividing such Lender's Term Loan Commitment by all Lenders' aggregate Term Loan Commitments; (ii) in the case of Revolving Loans and matters pertinent thereto, including Letters of Credit, the percentage obtained by dividing such Lender's Revolving Loan Commitment by all Lenders' aggregate Revolving Loan Commitments; (iii) in the case of Acquisition Loans and matters pertinent thereto, the percentage obtained by dividing such Lender's aggregate Acquisition Loan Commitment by all Lenders' Acquisition Loan Commitments; and
         (iii) in all other matters, the percentage obtained by dividing such Lender's total Commitments by all Lenders' total Commitments.

                  "Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements; each prepared on a division by division and Subsidiary by Subsidiary basis on a consistent basis with Borrower's historical financial statements, subject to permitted changes in accounting principles; together with appropriate supporting details and a statement of underlying assumptions.

                  "Real Property Asset" means, at the time of determination, any fee ownership or leasehold interest then owned by any Loan Party in any real property.

                  "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Recorded Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property. For purposes of this definition, the term "Recorded Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Agent.

                  "Replacement Lender" has the meaning set forth in Section 1.9.

                  "Related Transactions" means, collectively, (i) the Capitalization/Acquisition Transactions, and (ii) the financial transactions contemplated hereunder.

                  "Requisite Lenders" means Lenders having (a) sixty-six and two-thirds percent (66 2/3%) or more of the sum of the total Commitments or, (b) if the Commitments have been terminated, sixty-six and two-thirds percent (66 2/3%) or more of the aggregate outstanding principal balance of the Loans; provided, however, that whenever the number of Lenders is two (2) or less, then, "Requisite Lenders" shall mean, instead, all such Lenders.

                  "Revolving Loan Commitments" has the meaning given to such term in Section 1.1(A).

                  "Restricted Junior Payment" has the meaning given to such term in Section 3.5.

                  "RTC" has the meaning given to such term in the initial recitals to this Agreement.

                  "SDI" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Security Agreement" means the Security Agreement, dated as of the Closing Date, made by Borrower in favor of Agent, for the benefit of Lenders, in substantially the form of EXHIBIT L; as it may be modified or amended from time to time.

                  "Security Documents" means all instruments, documents and agreements executed by or on behalf of any Loan Party to guaranty or provide collateral security with respect to the Obligations including, without limitation, the Security Agreement, each Pledge Agreement, any guaranty of the Obligations, each Mortgage, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

                  "Sellers" means, collectively, (i) those Persons identified as such on SCHEDULE 10.1 annexed hereto; and (ii) such other Persons as from time to time hereafter are party to any Approved Acquisitions as sellers.

                  "Seller DP Obligations" means, collectively, (i) all Indebtedness owing by Borrower to Sellers (or their shareholders) on the Closing Date in respect of Acquisitions, including the Current Acquisitions, consisting of deferred payments (excluding those constituting Seller Purchase Debts), in the nature of earn-out guaranties, non-compete payments or other like arrangements, whether or not evidenced by one or more promissory notes, all as more particularly described in SCHEDULE 10.1; and (ii) all similar such Indebtedness arising to Sellers (or their shareholders) hereafter in connection with Approved Acquisitions, as and to the extent then approved by all Lenders.

                  "Seller Debts" means, collectively, (i) Seller DP Obligations and (ii) Seller Purchase Debts.

                  "Seller Purchase Debts" means, collectively, (i) all purchase money Indebtedness owing by Borrower to Sellers (or their shareholders) on the Closing Date in respect of Acquisitions, including the Current Acquisitions, whether or not evidenced by one or more Promissory Notes, all as more particularly described in SCHEDULE
         10.1 (excluding, however, therefrom any being paid in full on the Closing Date); and (ii) all similar such Indebtedness arising hereafter to Sellers (or their shareholders) in connection with Approved Acquisitions, if and to the extent then approved by all Lenders.

                  "Seller Subordination Agreement" means (i) a Subordination Agreement, among a Seller, the Agent and the Borrower, to be substantially in the form annexed hereto as EXHIBIT M; or (iii) such other agreement (which may be incorporated into the document(s) evidencing the Seller Debt in question), between or among a Seller, the Borrower and the Agent (or to which the Agent or Lenders are express third party beneficiaries) pursuant to which such Seller shall agree to subordinate its rights and claims against the Loan Party and any Collateral on terms and conditions satisfactory to the Agent and all Lenders.

                  "Senior Debt" shall mean Funded Debt, less any portion thereof constituting Subordinated Indebtedness, determined on a Consolidated basis for Borrower and its Consolidated Subsidiaries, in accordance with GAAP. Without limitation, all Loans outstanding and LC Exposure shall be included within the foregoing definition, and the amount thereof shall equal the higher of (i) total Loans and LC Exposure outstanding on the determination date, or (ii) the average daily amount of Loans and LC exposure outstanding over the thirty (30) days immediately preceding the determination date.

                  "Stratford" means, individually and collectively, Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P.

                  "Stratford Agreements" means the Securities Purchase Agreement, dated on or about the Closing Date, between Parent and Stratford, pertaining to the Stratford Investment, and all documents, instruments, certificates and agreements executed and delivered between such parties in connection therewith.

                  "Stratford Investment" means not less than Seven Million Five Hundred Thousand Dollars ($7,500,000) in redeemable preferred stock of Parent purchased, at par, by Stratford on the Closing Date pursuant to the Stratford Agreements.

                  "Stratford Subordination Agreement" means the Stratford Subordination Agreement, dated as of the Closing Date, among Agent, the Loan Parties and Stratford, as such agreement may thereafter be amended, supplemented or otherwise modified from time to time. The Stratford Subordination Agreement shall be substantially in the form of EXHIBIT F annexed hereto.

                  "Subordinated Indebtedness" means (i) the ACS Investment, to the extent that payment thereof is the subject of a then effective ACS Subordination Agreement; (ii) the Seller Debts, to the extent that the payment thereof is the subject of a then effective Seller Subordination Agreement; and (iii) other unsecured Indebtedness of Borrower or any of its Subsidiaries at any time outstanding which is subordinated, in a form, substance and manner satisfactory to Agent and the Requisite Lenders, in right of payment and claim, to the Obligations and the Collateral, and which is otherwise acceptable, in terms of amount, amortization and interest rate, to the Agent and the Requisite Lenders.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. As used herein, the term "Subsidiary" shall, unless the context requires otherwise, mean Subsidiaries of Borrower.

                  "Test Period," for purposes of determining financial covenant compliance, means each period of twelve (12) trailing fiscal months of Borrower ending with the fiscal month in question; provided, however, that, during the Annualization Period, the "Test Period" shall be deemed to begin, instead, on April 1, 1999 and end with the fiscal month in question, and the relevant accounting items shall be Annualized.

                  "Title Company" means, collectively, Lawyer's Title Insurance Corporation, and one or more other title insurance companies reasonably satisfactory to Agent.

                  "TLI" has the meaning given to such term in the initial recitals to this Agreement.

                  "Total Debt Coverage" has the meaning ascribed to such term in Section 4.2(D).

                  "Total Debt" shall mean Funded Debt outstanding at the end of each fiscal month, determined on a Consolidated basis for Borrower and its Consolidated Subsidiaries, in accordance with GAAP. Without limitation, all Loans outstanding on the date of determination shall be included within the foregoing definition; and "Funded Debt outstanding" in respect of Loans shall mean the higher of (i) total Loans outstanding on the determination date, or (ii) the average daily amount of Loans outstanding over the thirty (30) consecutive days immediately preceding the date of determination.

                  "Tower" has the meaning ascribed to such term in the preamble to this Agreement.

                  "TWR" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Y2K Compliant" has the meaning given to such term in Section 2.5(A).

                  10.2 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include"
                  shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                  IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement under seal as of the date first above written.


                                    "BORROWER"

                                    CLEAR COMMUNICATIONS GROUP, INC. (SEAL)

Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer

                                    "AFFILIATE GUARANTORS"

                                    CLEAR HOLDINGS, INC. (SEAL)

Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    TWR TELECOM, INC. (SEAL)


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    TWR LIGHTING, INC. (SEAL)


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    ROOKER TOWER COMPANY (SEAL)

Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    CLEAR PROGRAM MANAGEMENT, INC. (SEAL)


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    SPECIALTY DRILLING, INC. (SEAL)


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    CELLULAR TECHNOLOGY
                                    INTERNATIONAL, INC. (SEAL)


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    COMMUNICATIONS DEVELOPMENT
                                    SYSTEMS, INC. (SEAL)

Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                         CLEAR TOWER CORPORATION


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


                                    ISDC, INC         (SEAL)


Attest: /s/ William J. Loughman     By: /s/ Stephen F. Johnston, Sr.
        -----------------------         ----------------------------
        William J. Loughman,            Stephen F. Johnston, Sr.,
        Secretary                       Chief Executive Officer


Total Commitments $15,000,000                   "LENDERS"
Revolving Loan Commitment:   $6,900,000
Term Loan Commitment:        $6,300,000         WACHOVIA BANK, N.A., as
Acquisition Loan Commitment: $1,800,000         Agent and Lender


                                                By: /s/ Laura Galliano
                                                    -------------------
                                                    Laurie Galliano,
                                                    Vice President


                                                Address for Notices:

                                                Specialized Finance Division
                                                191 Peachtree Street
                                                30th Floor
                                                Atlanta, GA  30303
                                                Attn:  Laurie Galliano,
                                                       Vice President


Total Commitments $10,000,000
Revolving Loan Commitment:   $4,600,000
Term Loan Commitment:        $4,200,000         FIRST UNION NATIONAL BANK
Acquisition Loan Commitment: $1,200,000

                                                By: /s/ Irene Barton
                                                    -----------------
                                                    Irene Barton
                                                    Vice President


                                                Address for Notices:

                                                999 Peachtree Street
                                                6th Floor GA 9071
                                                Atlanta, GA  30309
                                                Attn:  Irene Barton, V.P.
                                                Telecopy (404) 225-4066

                         LIST OF EXHIBITS AND SCHEDULES


Exhibits
--------

Exhibit A                       -         Notice of Borrowing
Exhibit B                       -         Joinder Agreement
Exhibit C                       -         Compliance Certificate
Exhibit D                       -         ACS Subordination Agreement
Exhibit E                       -         Affiliate Subordination Agreement
Exhibit F                       -         Stratford Subordination Agreement
Exhibit G                       -         Acquisition Report
Exhibit H                       -         Acquisition Compliance Certificate
Exhibit I                       -         Landlord's Agreement
Exhibit J                       -         Lender Addition Agreement
Exhibit K                       -         Pledge Agreement
Exhibit L                       -         Security Agreement
Exhibit M                       -         Seller Subordination Agreement
Exhibit N                       -         Environmental Indemnity Agreement
Exhibit O                       -         Notes


Schedules
---------

Schedule 3.1                    -         Indebtedness
Schedule 3.2                    -         Liens
Schedule 3.3                    -         Investments
Schedule 3.4                    -         Contingent Obligations
Schedule 3.8                    -         Transactions with Affiliates
Schedule 5.4(A)                 -         Jurisdictions of Organization
Schedule 5.4(B)                 -         Capitalization
Schedule 5.4(D)                 -         Foreign Qualifications
Schedule 5.6                    -         Intellectual Property
Schedule 5.7                    -         Investigations and Audits
Schedule 5.8                    -         Employee Matters
Schedule 5.13                   -         Environmental Matters
Schedule 7.1                    -         Closing Date Mortgaged Properties
Schedule 10.1                   -         Existing Sellers and Seller Debts